Exhibit 10.20

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of September 22, 2004

Among

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY,

THE BANKS,

as defined herein,

and

U.S. BANK NATIONAL ASSOCIATION,

as a Bank and as Agent

execution copy

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 22, 2004 is by and between AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), the banks or financial institutions listed on the signature pages hereof or which hereafter become parties hereto as hereinafter provided (individually referred to as a “Bank” or collectively as the “Banks”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Banks (together with its successors in such capacity, the “Agent”).

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS

Section 1.1  Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted Capital”: As to AEILIC, as of any date, the total amount shown on line 30, page 27, column 1 of the Annual Statement of AEILIC, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.  Such amount is intended to equal the “total adjusted capital” as defined in Iowa Code Section 521E.1, or such other amount as is used to calculate risk-based capital level of AEILIC from time to time.

“Advance”: The portion of the outstanding Loans bearing interest at an identical rate for an identical Interest Period, provided that all Prime Rate Advances shall be deemed a single Advance. An Advance may be a “LIBOR Advance” or “Prime Rate Advance” (each, a “type” of Advance).

“AEILIC”: American Equity Investment Life Insurance Company, an Iowa insurance company.

“Affiliate”: Any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, the Borrower; (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent”: U.S. Bank National Association as agent for the Banks hereunder and each successor, as provided in Section 12.7, who shall act as Agent.

“Agent’s Fee Letter” means the letter agreement, dated as of September 22, 2004 (as thereafter amended, modified, renewed or replaced from time to time) between the Agent and the Borrower pertaining to certain fees.

“Agreement”: This Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

“A.M. Best”: A.M. Best & Company.

“Amounts Available for Dividends”: For any fiscal year of AEILIC, the maximum amount of dividends AEILIC is permitted to pay for such fiscal year under the Applicable Insurance Code of its state of domicile without necessitating approval of the Insurance Regulatory Authority.

“Annual Statement”: As to any Insurance Subsidiary, the annual financial statements of such Insurance Subsidiary as required to be filed with the applicable Insurance Regulatory Authority, together with all exhibits and schedules filed therewith, prepared in conformity with SAP. References to amounts on particular exhibits, schedules, lines, pages and columns of the Annual Statement are based on the format promulgated by the NAIC for 2003 Life, Accident and Health Insurance Company Annual Statements. If such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood that the reference is to information consistent with that reported in the referenced item in the 2003 Annual Statement of the Insurance Subsidiary.

“Applicable Insurance Code”: As to any Insurance Subsidiary, the insurance code of any state where such Insurance Subsidiary is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.

“Borrower Pledge Agreement”: The Pledge Agreement dated as of September 22, 2004, in the form of Exhibit B hereto, between the Borrower and the Agent for the benefit of the Agent and the Banks, as the same may be amended, supplemented restated or otherwise modified in writing from time to time by the Borrower and the Agent.

“Business Day”:  Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Agent in the interbank eurodollar market.

“Capitalized Lease Liabilities”: With respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Coverage Ratio”: The ratio, determined on a consolidated basis for the Borrower and its Subsidiaries at the end of each fiscal quarter for the period of four consecutive fiscal quarters then ending of:

(a)  the total of the following: (i) Amounts Available for Dividends as of (A) the last day of the most recently completed fiscal year, if the determination of Cash Coverage Ratio is being made at the end of any of the first three fiscal quarters of a fiscal year, or (B) the first day of the following fiscal year, if the determination of Cash Coverage Ratio is being made at the end of the fourth quarter of a fiscal year; plus (ii) interest paid on the Surplus Notes; plus (iii) revenues of the Borrower under the Investment Advisory Agreement (between the Borrower and AEILIC); plus (iv) investments income of the Borrower (non-consolidated), excluding investments in Subsidiaries; minus (v) cash operating expenses of the Borrower; and minus (vi) all Restricted Payments made by the Borrower during the current fiscal year;

to

(b)  Fixed Charges for such period.

“Change of Control”: A Change of Control shall be deemed to have occurred at such times as: (a) the Borrower ceases to own, free and clear of all Liens other than the Lien of the Agent pursuant to the Loan Documents, 100% of the outstanding shares of voting stock of AEILIC; (b) any Person or two or more Persons acting in concert who shall, as of the date of this Agreement, have owned 10% or less of the outstanding shares of voting stock of the Borrower shall directly or indirectly have acquired beneficial ownership (within the meaning of said Rule 13d-3) of 30% or more of the outstanding shares of voting stock of the Borrower, or (c) individuals who as of the date of this Agreement constitute the Borrower’s Board of Directors (together with any new director whose election or appointment was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), for any reason, cease to constitute a majority of the directors at any time then in office.

“Code”: The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Collections”:  Any payment received by the Agent in respect of the Obligations or any reduction in the amount of Obligations, whether by voluntary payment, by realization upon collateral (including payment of any note or security included thereunder), through the exercise of any right of set-off, banker’s lien or similar right, by counterclaim or cross action or by the enforcement of any other right under the Loan Documents, or under any other guaranties or security agreements or otherwise, or as a distribution, adequate protection payment or similar amount received in respect of any collateral for the Obligations or otherwise in any insolvency case or proceeding involving the Borrower, any guarantor, third-party pledgor or obligee under any collateral.

“Commitment Fees”:  As such term is defined in Section 3.2.

“Company Action Level”:  AEILIC’s “company-action-level risk-based capital” as calculated under Iowa Code Section 521E, and the equivalent amount for any other Insurance Subsidiary, as calculated under the laws or regulations of Insurance Regulatory Authorities applicable to such other Insurance Subsidiaries.

“Compliance Certificate”:  A certificate in the form of Exhibit C, duly completed and signed by an authorized officer of the Borrower.

“Consolidated Total Indebtedness”:  As of any time of determination, the amount reported by the Borrower as total indebtedness of the Borrower and its Subsidiaries on its most recently-filed Consolidated Statements of Operations as filed with the SEC in its Form 10Q or 10K, minus the principal amount of Trust Preferred Indebtedness, to the extent that such Trust Preferred Indebtedness is included in such total indebtedness.

“Consolidated Net Worth”:  As of any time of determination, the amount reported by the Borrower as the consolidated stockholders’ equity of the Borrower and its Subsidiaries on its most recently-filed Consolidated Statements of Operations as filed with the SEC in its Form 10Q or 10K, excluding unrealized net losses and gains on assets held for sale pursuant to Statement of Financial Accounting Standards No. 115, plus, if not otherwise included therein, the principal amount of Trust Preferred Indebtedness.

“Consolidated Total Capitalization”:  As of any time of determination, the sum of Consolidated Total Indebtedness plus Consolidated Net Worth.

“Contingent Obligation”: Any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided, that the Borrower’s assumption of the trade debt of its Subsidiaries and obligations of the Borrower or the Insurance Subsidiaries under Reinsurance Agreements and Surplus Relief Reinsurance Agreements shall not be deemed Contingent Obligations of the Borrower or the Insurance Subsidiaries. The amount of any Person’s liability with respect to any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability outstanding thereunder.

“Default”: Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default”: Any event described in Section 10.1.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System or an successor thereto.

“Fixed Charges”: With respect to any period of calculation, the total of the following for the Borrower and its Subsidiaries: (i) interest paid or, without duplication, accrued but unpaid on the Loans and all other Indebtedness, including without limitation the Trust Preferred Indebtedness and any Subordinated Notes Payable (other than Indebtedness in respect of Repurchase Transactions), plus (ii) one fifth (1/5) of the amount of the Revolving Loans outstanding on the last day of such period, or after the Termination Date (if the Revolving Loans are converted into Tranche A Loans) the mandatory principal payments of the Tranche A Loans) plus (iii) the mandatory principal payments of the Tranche B Loans.

“GAAP”: Generally accepted accounting principles as applied in the preparation of the audited financial statements of the Borrower referred to in Section 7.5, provided that changes in generally accepted accounting principles shall be given effect for purposes of this Agreement as provided in Section 1.2.

“Hedging Obligations”: With respect to any Person, all liabilities of such Person under interest rate swap agreements, total return swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements designed to protect the such Person against fluctuations in interest rates or currency exchange rates.

“Indebtedness”: With respect to any Person at any date, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet), without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (d) all Capitalized Lease Liabilities of such Person; (e) all Hedging Obligations of such Person; (f) all obligations of such Person secured by a contractual Lien; (g) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and Indebtedness secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements) whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; (h) any Indebtedness of another Person secured by a lien on any assets of such first Person, whether or not such Indebtedness is assumed by such first Person; (i) any Indebtedness of a partnership in which such Person is a general partner; and (j) all Contingent Obligations of such Person whether or not in connection with the foregoing.

“Insurance Regulatory Authority”: With respect to any Insurance Subsidiary, each governmental or regulatory agency with which such Insurance Subsidiary is required to file its Annual Statement or which exercises regulatory authority over the primary businesses being conducted by such Insurance Subsidiary.

“Insurance Subsidiaries”: AEILIC and all other Subsidiaries which at the time of reference are regulated as insurance companies under the laws of any state of the United States of America or of the District of Columbia.

“Interest Period” For any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date a Prime Rate Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for such LIBOR Advance, as the case may be, and ending on the numerically corresponding day one, two, three or six months thereafter, as selected by the Borrower pursuant to Section 2.3; provided, that:

(a)  any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)  Interest Periods shall not be chosen for Advances that would require payment of any amount of any Advance prior to the last day of the Interest Period in order to pay an installment of the Loans when due.

“Investment Advisory Agreement”:  Each agreement between the Borrower and an Insurance Subsidiary under which the Borrower will act as investment advisor for such Insurance Subsidiary in consideration of fees paid by the Insurance Subsidiary thereunder.

“Investment”:  The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity Securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

“Leverage Ratio”: As of the last day of any fiscal quarter of the Borrower, that ratio (expressed as a percentage) of:

(a)  Consolidated Total Indebtedness of the Borrower and its Subsidiaries;

to

(b)  Consolidated Total Capitalization of the Borrower and its Subsidiaries.

“LIBOR Advance”: An Advance designated as such in a notice of continuation or conversion under Section 2.3.

“LIBOR Interbank Rate”:  The offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Agent from Page 3750 of the Telerate Service as of approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank Eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.

“LIBOR Rate (Reserve Adjusted)”:  A rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LRRA	=	LIBOR Interbank Rate
1.00 - LRR

In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRA” means “LIBOR Rate (Reserve Adjusted)”, in each instance determined by the Agent for the applicable Interest Period.  The Agent’s determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

“LIBOR Reserve Rate”:  A percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities.  Without limiting the generality of the foregoing, the Eurocurrency Reserve Rate shall reflect any reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the LIBOR Interbank Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes LIBOR Advances.

“Licenses”: As such term is defined in Section 7.18.

“Lien”: Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under capitalized leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Loan Documents”: Collectively, this Agreement, the Notes, the Borrower Pledge Agreement, the Agent’s Fee Letter and any and all other documents or instruments furnished or required to be furnished in connection with any of the foregoing, as the same may be amended or modified in accordance with this Agreement.

“Loan” and “Loans”:  The Revolving Loans, the Tranche A Loans and the Tranche B Loans.

“Material Adverse Change” or “Material Adverse Effect”: Any change, event, action, condition or effect which individually or in the aggregate (a) impairs the validity or enforceability of this Agreement, any other Loan Document, or (b) materially and adversely affects the business, operations, financial prospects or condition of the Borrower or AEILIC on an unconsolidated basis, or (c) materially impairs the ability of the Borrower and its Subsidiaries to perform their respective Obligations under this Agreement or any of the other Loan Documents, or (d) materially and adversely affects the perfection or priority of any Lien granted under any of the Loan Documents.

“NAIC”: National Association of Insurance Commissioners, or any successor organization.

“Notes”:  The Revolving Notes, Tranche A Notes and the Tranche B Notes.

“Obligations”: All obligations of the Borrower and/or any of its Subsidiaries to the Banks or the Agent, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due, which arise under, out of or in connection with this Agreement, the Notes or the other Loan Documents.

“Payment Date”:  The final maturity date of each of the Loans, plus (a) the last day of each Interest Period for each LIBOR Advance and, if such Interest Period is in excess of three months after the first day of such Interest Period, thereafter each day three months after each succeeding Payment Date; and (b) the last day of each month for each Prime Rate Advance.

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Person”: Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

“Prime Rate”:  The rate of interest from time to time announced by the Agent as its “prime rate.”  For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.

“Prime Rate Advance”: An Advance designated as such in a notice of continuation or conversion under Section 2.3.

“Reinsurance Agreements”: Any agreement, contract, treaty, certificate or other arrangement (other than a Surplus Relief Reinsurance Agreement) by which any of the Insurance Subsidiaries agrees to transfer or cede to another insurer all or part of the liability assumed or assets held by any one of the Insurance Subsidiaries under a policy or policies of insurance or under a reinsurance agreement assumed by any one of the Insurance Subsidiaries. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement (other than a Surplus Relief Reinsurance Agreement) which is treated as such by the applicable Insurance Regulatory Authority.

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the -regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 4 12(d) of the Code.

“Repurchase Transactions”: Repurchase agreements entered into by the Borrower, as “Seller,” providing for the sale of certain securities to an investment banking firm, as “Buyer,” subject to repurchase obligations of the Borrower, the total amount of which Repurchase Transactions outstanding at any time shall be related to the total amount of new annuities that the Borrower anticipates will be sold by AEILIC during the time such Repurchase Transactions are outstanding.

“Required Banks”:  Those Banks whose Total Percentages equal or exceed 75%, provided, that if there are two or three Banks, the Required Banks shall include not less than two of such Banks.

“Restricted Payments”:  Payment by the Borrower or setting aside of funds to make payments (a) in respect of its stock as dividends, purchases, redemptions or retirements thereof or other payments described in Section 9.5(a) or (b), and (b) of interest and principal of the Trust Preferred Indebtedness and any Subordinated Notes Payable (payment of which is governed by Section 9.5 hereof) or any defeasance, retirement, redemption, call or other payment or acquisition thereof.

“Risk-Based Capital”:  The ratio of Adjusted Capital of AEILIC to the Company Action Level of AEILIC, expressed as a percentage, as such formula is determined by the Iowa Insurance Division.

“Revolving Commitments”:  The maximum unpaid principal amount of the Revolving Loans of all Banks which may from time to time be outstanding hereunder, being initially as set forth on Schedule 1.1 hereto, as the same may be reduced from time to time pursuant to Section 4.3, or, if so indicated, the maximum unpaid principal amount of Loans of any Bank (which amounts are set forth on the signature pages hereof or in the relevant Assignment and Assumption Agreement for such Bank) and, as the context may require, the agreement of each Bank to make Revolving Loans to the Borrower subject to the terms and conditions of this Agreement up to its Revolving Commitment.

“Revolving Loans”:  The Loans described in Section 2.1(a).

“Revolving Notes”:  The promissory notes of the Borrower described in Section 2.4(a), substantially in the form of Exhibit A-1, as such promissory notes may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory notes.

“Revolving Percentage”:  As to any Bank the proportion, expressed as a percentage, that such Bank’s Revolving Commitment bears to the aggregate Revolving Commitments of all Banks, as set forth on Schedule 1.1 hereto.

“Revolving Termination Date” means the earliest of (a) September 22, 2007, (b) the date designated by the Borrower as the Revolving Termination Date by written notice to the Agent given not later than five (5) Business Days prior to such designated Revolving Termination Date, (c) the date on which the Revolving Commitments are terminated pursuant to Section 10.2 hereof, or (d) the date on which the Revolving Commitments are reduced to zero pursuant to Section 4.3 hereof.

“SAP”:  As to any insurance company, the statutory accounting practices prescribed or permitted by the Insurance Regulatory Authority.

“Standard & Poor’s”: Standard & Poor’s Rating Group and any successor thereto.

“Subordinated Notes Payable”:  All notes or debentures payable by the Borrower that are subordinated to the Obligations in accordance with the terms of the documents governing such notes or debentures, excluding, however, notes or debentures issued in respect of the Trust Preferred Indebtedness.

“Subsidiary”: Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Surplus Note”: Any surplus note or debenture issued at any time by AEILIC to the Borrower, as such surplus note or debenture may be amended or modified in accordance with this Agreement and approved by the Insurance Regulatory Authority.

“Surplus Relief Reinsurance Agreements”: Any agreement whereby any of the Insurance Subsidiaries assumes or cedes business under a reinsurance agreement that would be considered a “financing-type” reinsurance agreement as determined in accordance with the Statement of Financial Accounting Standards 113 or any successor thereto.

“Total Percentage”: As to any Bank the proportion, expressed as a percentage, that (a) the sum of such Bank’s Revolving Commitments until the Revolving Termination Date (whether used or unused) plus such Bank’s outstanding Tranche A Loans and Tranche B Loans, bears to (b) the sum of the aggregate Revolving Commitments of all Banks plus the outstanding Tranche A Loans and Tranche B Loans of all Banks.

“Tranche A Loans”:  The loans described in Section 2.1(b).

“Tranche A Notes”:  The promissory notes defined and described in Section 2.4(b) Substantially in the form of Exhibit A-2, as such promissory notes may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory notes.

“Tranche A Percentage”: As to any Tranche A Bank the proportion, expressed as a percentage, that such Tranche A Bank’s outstanding Tranche A Loans bears to the outstanding Tranche A Loans of all Tranche A Banks, as initially shown on Schedule 1.1 hereto.

“Tranche B Banks”:  The Banks funding the Tranche B Loans, as designated on Schedule 1.1 attached hereto.

“Tranche B Loans”:  The loans described in Section 2.1(c).

“Tranche B LIBOR Margins”:  Is defined in Section 3.1(a).

“Tranche B Notes”:  The promissory notes defined and described in Section 2.4(c) substantially in the form of Exhibits A-3, A-4 and A-5, as such promissory notes may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory notes.

“Tranche B Percentage”: As to any Tranche B Bank the proportion, expressed as a percentage, that such Tranche B Bank’s outstanding Tranche B Loans bears to the outstanding Tranche B Loans of all Tranche B Banks, as initially shown on Schedule 1.1 hereto.

“Trust Preferred Indebtedness”:  Indebtedness of the Borrower under the following subordinated notes or debentures:

(a)  The 8% Convertible Junior Subordinated Debentures issued by the Borrower in the aggregate amount of $26,773,237 in exchange for the proceeds received by American Equity Capital Trust I, a statutory trust created under the laws of the State of Delaware (“Trust I”) upon issuance of preferred securities and common securities by Trust I;

(b)  The 5% Convertible Junior Subordinated Debentures issued by the Borrower in the nominal amount of $100,000,000 in exchange for the proceeds received by American Equity Capital Trust II, a statutory trust created under the laws of the State of Delaware (“Trust II”) upon issuance of preferred securities and common securities by Trust II;

(c)  Subordinated Debentures issued by the Borrower in the nominal amount of $12,400,000 in exchange for the proceeds received by American Equity Capital Trust IV, a statutory trust created under the laws of the State of Delaware (“Trust IV”) upon issuance of preferred securities and common securities by Trust IV;

(d)  Such other subordinated notes or debentures that may hereafter be issued by the Borrower payable to a trust in connection with issuance by such trust of preferred or common securities, provided that the terms of such notes or debentures (including tenors and subordination provisions) are accepted by written approval of the Required Banks.

Section 1.2  Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX hereof) shall be made in accordance with GAAP, of if so provided, SAP, consistently applied.  Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.  Notwithstanding the foregoing, further changes in accounting principles and policies (whether GAAP or SAP or both) may be given effect for purposes of this Agreement provided that:

(a)  if any such changes shall affect computations determining compliance with the financial ratios and restrictions Articles VIII and IX hereof, the Borrower shall give reasonable notice thereof to the Agent and each of the Banks, and shall not give effect to such change unless and until this Agreement shall be amended to give effect to such change, and

(b)  if at any time the computations determining compliance with financial ratios and restrictions in Articles VIII and IX hereof utilize accounting principles different from those utilized in the financial statements then being furnished to the Banks pursuant to Section 8.1, such financial statements shall be accompanied by reconciliation work-sheets.

Section 1.3  Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”

Section 1.4  Other Definitional Terms. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE II  TERMS OF LENDING

Section 2.1  The Loans.

(a)  Revolving Loans.  Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, each Bank agrees, severally and not jointly to make loans (the “Revolving Loans”) to the Borrower from time to time from the date hereof until the Revolving Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of the Revolving Loans of any Bank at any one time outstanding shall not exceed its Revolving Commitment.  The Revolving Loans shall be made by the Banks on a pro rata basis, calculated for each Bank based on its Revolving Percentage.

(b)  Tranche A Loans.  Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein (including satisfaction of the conditions set forth in Section 6.2 hereof, as if the making of the Tranche A Loans is a new Loan hereunder), each

Bank agrees, severally and not jointly to make loans (the “Tranche A Loans”) to the Borrower on the Revolving Termination Date in such amount as the Borrower shall request, but not exceeding the Revolving Commitment of such Bank immediately prior to the Revolving Termination Date; the proceeds of the Tranche A Loans being applied to the extent necessary to the concurrent payment in full of the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

(c)  Tranche B Loans.  Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, each Tranche B Bank agrees, severally and not jointly to make loans (the “Tranche B Loans”) to the Borrower (which shall constitute a refinancing of certain loans outstanding under prior credit agreements between the Tranche B Bank and the Borrower or Affiliates) in the amounts set forth on Schedule 1.1 hereto.  The Tranche B Loan evidenced by the Tranche B Note in the form of Exhibit A-3 hereof shall refinance an existing loan made under a prior Credit Agreement and shall be deemed funded on the date of this Agreement.  The Tranche B Loans evidenced by the Tranche B Notes in the form of Exhibits A-4 and A-5 will be funded upon assumption by the Borrower of certain assets and indebtedness formerly held by and owed by American Equity Investment Service Company, and will be funded on or before December 31, 2004 (after which date the Tranche B Banks shall have no obligation to fund such Tranche B Loans).

Section 2.2  Advance Options. The Loans shall be constituted of LIBOR Advances and Prime Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time. Each LIBOR Advance shall be in a minimum amount of $500,000. Each Prime Rate Advance shall be in a minimum amount of $100,000.

Section 2.3  Borrowing Procedures and Continuation or Conversion of Loans.

(a)  The Borrower may elect to (i) borrow a Revolving Loan, (ii) continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (iii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a LIBOR Advance), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than:

(i)  12:00 noon, Minneapolis time, on the Business Day of the requested borrowing, continuation or conversion, if the continuing or converted Advance shall be a Prime Rate Advance; or

(ii)  12:00 noon, Minneapolis time, three Business days prior to the date of the requested borrowing, continuation or conversion, if the continuing or converted Advance shall be a LIBOR Advance.

Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the borrowing, continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for borrowing or continuation as, or conversion into, LIBOR Advances, the Interest Periods for such Advances.  Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the LIBOR Advance is paid in full the Agent may at any time thereafter convert the LIBOR Advance into a Prime Rate Advance.  Until such time as such Advance is converted into a Prime Rate Advance by the Agent or the Borrower or is continued as a LIBOR Advance with a new Interest Period by notice by the Borrower as provided above, such Advance shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period.  No Advance shall be continued as, or converted into, a LIBOR Advance if a Default or Event of Default shall exist.

(b)  Funding of Agent.  For new borrowings, the Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s Revolving Percentage, Tranche A Percentage or Tranche B Percentage (as applicable) of the requested Loans.  On the date of the requested Loans, each Bank shall provide its share of the requested Loans to the Agent in immediately available funds not later than 2:00 p.m., Minneapolis time.  Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Loans available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in immediately available funds not later than 5:00 p.m. (Minneapolis time) on the lending date so requested.  If the Agent has made a Loan to the Borrower on behalf of a Bank but has not received the amount of such Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Loan (provided, however, that the Agent shall not make any Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Loan).  If the Agent does not receive payment from such Bank by the next Business Day after the date of any Loan, the Agent shall be entitled to recover such Loan, with interest thereon at the rate then applicable to the such Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank.  If such Bank pays the Agent the amount herein required with interest at the overnight rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Loan in question accruing from the date the Agent made such Loan.

(c)  Notification of Advances, Interest Rates, Prepayments and Revolving Commitment Reductions.  In addition to new borrowings, the Agent will promptly notify each Bank of the contents of each Revolving Commitment reduction notice, conversion or continuation notice and repayment or prepayment notice received by it hereunder.  The Agent will notify each Bank of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will (if there are Prime Rate Advances outstanding) give each Bank prompt notice of each change in the Prime Rate.

Section 2.4  The Notes.  The Loans shall be evidenced by the following Notes:

(a)  Revolving Note.  The Revolving Loans of each Bank shall be evidenced by a promissory note of the Borrower (the “Revolving Notes”), substantially in the form of Exhibit A-1 hereto duly completed, in the amount of such Bank’s Revolving Commitment originally in effect and dated as of the date of this Agreement.  The Banks shall enter in their respective records the amount of each Revolving Loan and each Advance, the rate of interest borne by each Advance and the payments made on the Revolving Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

(b)  Tranche A Loans.  The Tranche A Loans of each Bank shall be evidenced by a promissory note of the Borrower (the “Tranche A Notes”), substantially in the form of Exhibit A-2 hereto duly completed, in the amount of such Bank’s Tranche A Loan, when made.  The Banks shall enter in their respective records each Advance, the rate of interest borne by each Advance and the payments made on the Tranche A Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

(c)  Tranche B Loans.  The Tranche B Loans of each Tranche B Bank shall be evidenced by promissory notes of the Borrower (the “Tranche B Notes”), substantially in the form of Exhibits A-3, A-4 and A-5 hereto duly completed, in the amount of such Tranche B Bank’s Tranche B Loans, when made.  The Tranche B Banks shall enter in their respective records each Advance, the rate of interest borne by each Advance and the payments made on the Tranche B Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

Section 2.5  Funding Losses.  In the event of (a) any failure of the Borrower to borrow, continue or convert a LIBOR Advance on a date specified in a notice thereof, or (b) any payment (including, without limitation, any payment pursuant to Section 4.2, 4.3 or 10.2), prepayment or conversion of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance, the Borrower agrees to pay each Bank’s costs, expenses and Interest Differential (as determined by such Bank) incurred as a result of such event.  The term “Interest Differential” shall mean that amount (not less than $0) of the financial loss incurred by each Bank resulting from such event, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the Interest Period of the relevant Advance) had such event not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of such event) as a result of the redeployment of funds from such event.  Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value.  The term “Money Markets” refers to one or more wholesale funding markets available to the Banks, including negotiable certificates of deposit, commercial paper, LIBOR deposits, bank notes, federal funds and others.  Such determinations by each Bank of shall be conclusive in the absence of manifest error.

ARTICLE III  INTEREST AND FEES

Section 3.1  Interest.

(a)  LIBOR Advances. The unpaid principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) in effect for each Interest Period for such LIBOR Advance plus (i) 1.75% per annum, in the instance of the Revolving Loans and the Tranche A Loans, or (ii) the interest rate margins (the “Tranche B LIBOR Margins”) as set forth on each of the Tranche B Notes for the principal outstanding under such Tranche B Notes.

(b)  Prime Rate Advances. The unpaid principal amount of each Prime Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Prime Rate per annum.

(c)  Interest After Maturity. Any amount of the Loans not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2.00% in excess of the Prime Rate in effect from time to time.

Section 3.2  Commitment Fee.  The Borrower shall pay fees (the “Commitment Fees”) to the Agent for the account of the Banks in an amount determined by applying a rate of 0.25% per annum to the average daily unused amount of the Revolving Commitments of the respective Banks for the period from the date hereof to the Revolving Termination Date.

Section 3.3  Computation.  Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 3.4  Agent’s Fee Letter.  The Borrower agrees to pay the Agent the amounts described in the Agent’s Fee Letter.

Section 3.5  Payment Dates. Accrued interest under Sections 3.1(a) and (b) shall be payable on the Payment Dates for the applicable types of Advances.  Accrued interest under Section 3.1(c) shall be payable on demand.  Accrued unpaid Commitment Fees shall be payable on the last day of March, June, September and December of each year.  Fees under Section 3.2 shall be payable as provided in the Agent’s Fee Letter.

ARTICLE IV  PAYMENTS, PREPAYMENTS, REDUCTION
OR TERMINATION OF THE CREDIT AND SETOFF

Section 4.1  Repayment.  The principal amount of the Loans shall be paid as follows:

(a)  Revolving Loans.  Principal of the Revolving Loans of each Bank shall be payable in full on the Revolving Termination Date (whether or not the Tranche A Loans shall be made on the Revolving Termination Date, but applying the proceeds of any Tranche A Loans to payment of the Revolving Loans.

(b)  Tranche A Loans.  Principal of the Tranche A Loans of each Bank shall be payable in eight (8) quarterly installments, each in the amount of one eighth (1/8th) of the amount of the Tranche A Loan of such Bank when made, commencing on the date three (3) months after the Revolving Termination Date, and continuing at intervals of three (3) months thereafter, with the final such payment to equal all outstanding principal of the Tranche A Loans of each Bank.

(c)  Tranche B Loans.  Principal of the Tranche B Loans of each Tranche B Bank shall be payable in installments, as described on Schedule I attached to each of the Tranche B Notes.

Section 4.2  Prepayments.

Section 4.2  Optional Prepayments.  The Borrower may prepay the Loans, in whole or in part, at any time subject to the provisions of Section 2.5 without any other premium or penalty.  Each partial prepayment shall be in an amount of $100,000 or an integral multiple thereof.  Any prepayment of a Eurodollar Advance shall be in an amount equal to the remaining entire principal balance of such Advance.  Each prepayment of the Tranche A Loans or the Tranche B Loans shall be applied to the unpaid installments of the Tranche A Loans or the Tranche B Loans in the inverse order of their maturities.

Section 4.3  Optional Reduction or Termination of Revolving Commitment.  The Borrower may, at any time, upon no less than three (3) Business Days prior written or telephonic notice received by the Agent, reduce the Revolving Commitments of all Banks, such reduction to be in a minimum amount of $1,000,000 or an integral multiple thereof and to be applied ratably to the Revolving Commitments of the respective Banks.  Upon any reduction in the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Revolving Loans exceeds the total Revolving Commitments of all Banks as so reduced.  Amounts so paid cannot be reborrowed.  The Borrower may, at any time, upon not less than three (3) Business Days prior written notice to the Agent, terminate the Revolving Commitments in their entirety.  Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Revolving Loans, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Banks hereunder.  All payment described in this Section is subject to the provisions of Section 2.5.  The initial amount of the Tranche A Loan shall not exceed the amount of the Revolving Commitment as reduced (or terminated) hereunder.

Section 4.4  Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other Obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Agent in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day.  The Agent shall promptly distribute in like funds to each Bank its respective Revolving Percentage, Tranche A Percentage or Tranche B Percentage share of each such payment of principal and interest and its Revolving Percentage of Commitment Fees.  Following

an Event of Default and acceleration of the Obligations, allocation of any payments to the Revolving Loans, Tranche A Loans and Tranche B Loans shall be made as provided in Section 10.4, and the Agent shall distribute to each Bank its respective Revolving Percentage, Tranche A Percentage or Tranche B Percentage (as applicable) share of each payment applied to the Revolving Loans, Tranche A Loan or Tranche B Loans as provided therein Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

Section 4.5  Proration of Payments.  If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, pursuant to the guaranty hereunder, or otherwise) on account of principal of, interest on, or fees with respect to any Loan, in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent. such participations in the Loans held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, prior to occurrence of an Event of Default, payments of the Revolving Loans, Tranche A Loans and Tranche B Loans, as designated by the Borrower or otherwise determined by the Agent, shall be applied to the respective Loans and remitted by the Agent to the Banks holding the respective Loans.  Following an Event of Default and acceleration of the Obligations, the recoveries applied to the Revolving Loans, Tranche A Loans and Tranche B Loans shall be determined under Section 10.4.

Section 4.6  Debit of Account for Interest and Fees.  The Agent is authorized to charge a demand deposit account maintained by the Borrower at the Agent (the account number to be agreed from time to time between the Agent and the Borrower) with the amount of any interest payment, Commitment Fees and other fees hereunder when due.  The Borrower shall remain liable to the Banks for such payment in the event such account does not contain a sufficient amount to cover such required payment.  The Borrower agrees to execute any additional authorizations which may be required at any time by the Agent in order to effectuate the making of such payment.

ARTICLE V  ADDITIONAL PROVISIONS RELATING TO LOANS

Section 5.1  Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank. governmental authority, agency or instrumentality, or comparable agency:

(a)  any tax, duty or other charge with respect to any Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of the Loans or of the Commitment Fees (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;

(b)  any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank is imposed, modified or deemed applicable;

(c)  any increase in the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable; or

(d)  any other condition affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining the Loans or extending the Commitments is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced;

then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate). Determinations by each Bank for purposes of this Section 5.1 of the additional amounts required to compensate such Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Banks may use any reasonable averaging. attribution and allocation methods.

Section 5.2  Deposits Unavailable or Interest Rate Unascertainable or Inadequate: Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto) that:

(a)  deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Interbank Rate for such Interest Period;

(b)  the LIBOR Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Banks of making or funding the LIBOR Advance for a relevant Interest Period; or

(c)  the making or funding of LIBOR Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Agent, materially and adversely affects such Advances or the Banks’ Commitments to make such Advances or the relevant market;

the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Prime Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances, without premium or penalty on the last day of the current Interest Period with respect thereto or convert any such LIBOR Advance to a Prime Rate Advance on such last day.

Section 5.3  Changes in Law Rendering LIBOR Advances Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for any Bank to make or fund any LIBOR Advance, the obligation of such Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for any Bank to continue any LIBOR Advance previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing, and the Borrower shall, at the time notified by such Bank, either convert each such unlawful Advance to a Prime Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.5.

Section 5.4  Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Interbank Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Advances).

ARTICLE VI  CONDITIONS PRECEDENT

Section 6.1  Conditions of Initial Loan.  The obligation of the Banks to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent:

(a)  This Agreement and the Notes .

(b)  The Borrower Pledge Agreement, together with delivery of certificates evidencing all stock pledged thereunder, together with stock powers in blank, and all Surplus Notes pledged thereunder, together with bond powers in blank.

(c)  Copies of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified duly authorized officers thereof.

(d)  Incumbency certificates showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents to which it is a party, certified by duly authorized officers thereof.

(e)  Copies of the Articles or Certificates of Incorporation and By-Laws of the Borrower with all amendments thereto, certified by duly authorized officers thereof.

(f)  Certificates of Good Standing for the Borrower in the jurisdictions of its incorporation, certified by the appropriate governmental officials.

(g)  A Certificate of Good Standing for AEILIC from the appropriate Insurance Regulatory Authority.

(h)  An opinion of the Borrower’s general counsel, addressed to the Agent and the Banks, in substantially the form of Exhibit D.

(i)  The Agent’s Fee Letter, and payment of the fees provided therein and in Section 12.4.

(j)  UCC, tax and judgment lien searches with respect to the Borrower and its Subsidiaries.

Section 6.2  Conditions Precedent to all Loans.  The obligation of the Banks to make any Loan hereunder (including the initial Loan, and treating any conversion of the Revolving Loans into Tranche A Loans) shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation by the Borrower that the following are satisfied):

(a)  Before and after giving effect to such Loan, the representation and warranties contained in Article VII shall be true and correct, as though made on the date of such Loan.

(b)  Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VII  REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Banks to enter into this Agreement and to make or continue the Loans hereunder, the Borrower represents and warrants to the Agent and the Banks:

Section 7.1  Organization, Standing. Etc. The Borrower and each of its corporate Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents to which it is a party and to pay and perform its Obligations under such Loan Documents. The Borrower and each of its Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

Section 7.2  Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action by the Borrower, and such Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 7.3  No Conflict: No Default. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Subsidiary.  Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Change.  No Default or Event of Default has occurred and is continuing.

Section 7.4  Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 7.5  Financial Statements and Condition.

(a)  The Borrower’s audited consolidated and consolidating financial statements as at December 31, 2003 and its unaudited consolidated and consolidating financial statements as at June 30, 2004, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended.  As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto.  Since June 30, 2004, no Material Adverse Change has occurred.

(a) AEILIC’s statutory annual statement as at December 31, 2003 and its quarterly statement as at June 30, 2004, as heretofore furnished to the Banks, have been prepared in accordance with SAP on a consistent basis and fairly present the financial condition of AEILIC as at such dates and the results of its operations and changes in financial position for the respective periods then ended.  Since June 30, 2004, no Material Adverse Change in respect of AEILIC has occurred.

Section 7.6  Litigation and Contingent Liabilities. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which singly or in the aggregate, if determined adversely to the Borrower or such Subsidiary, could constitute a Material Adverse Change. Neither the Borrower nor any Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.

Section 7.7  Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any governmental agency or authority, if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower’s knowledge, no such violation has been alleged and the Borrower and each Subsidiary (a) has filed in a timely manner all reports, documents and other materials required to be filed by it with any governmental agency or authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (b) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any governmental agency or authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

Section 7.8  Environmental. Health and Safety Laws. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to -environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which noncompliance or remedial action could constitute a Material Adverse Change.

Section 7.9  ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section

4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.

Section 7.10  Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

Section 7.11  Ownership of Property: Liens. Each of the Borrower and the Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties. including all properties and assets referred to as owned by the Borrower and its Subsidiaries in the audited financial statements of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of the properties. revenues or assets of the Borrower or any of its Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in Section 7.5 or (b) Liens allowed under Section 9.2.

Section 7.12  Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

Section 7.13  Trademarks, Patents. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 7.14  Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 7.15  Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 7.16  Subsidiaries.  Schedule 7.16 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

Section 7.17  Partnerships and Joint Ventures.  As of the date of this Agreement, there are no partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.

Section 7.18  Insurance Licenses.  Schedule 7.18 lists all of the jurisdictions in which each of the Insurance Subsidiaries hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”). Except as set forth on Schedule 7.18, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and, to the best of the Borrower’s knowledge, no such suspension or revocation is threatened by any Insurance Regulatory Authority which, in either case, could reasonably be expected to have a Material Adverse Effect.  Schedule 7.18 indicates that line or lines of insurance which the Insurance Subsidiaries are permitted to be engaged in with respect to each License therein listed. The Insurance Subsidiaries do not transact any insurance business, directly or indirectly, in any state or jurisdiction other than those enumerated on Schedule 7.18, where such business requires any license, permit, governmental approval, consent or other authorization.

Section 7.19  Reinsurance. All persons with whom any Insurance Subsidiaries have ceded any obligations with respect to any Reinsurance Agreement or Surplus Relief Reinsurance Agreements have a financial strength rating of “A” or better by A.M. Best.

Section 7.20  Pledged Shares. All of the shares of capital stock of AEILIC are duly authorized and validly issued, fully paid and non-assessable, and pledged to the Agent pursuant to the terms of the Borrower Pledge Agreement.

Section 7.21  Pledged Surplus Notes.  All of the Surplus Notes of AEILIC are duly authorized and validly issued, and pledged to the Agent pursuant to the terms of the Borrower Pledge Agreement.  There is no order of preference or priority among the Surplus Notes (i.e., no Surplus Note is paid on a higher priority than any other Surplus Note) under any instrument or agreement related thereto or under applicable law respecting insolvency or liquidation of AEILIC.

Section 7.22.  Insurance Subsidiaries.  No Insurance Subsidiary is subject to any regulatory prohibition regarding the declaration or payment of dividends that is not generally applicable to all insurance companies which are domiciled in the same jurisdiction and are engaged in the same line of business as such Insurance Subsidiary.

ARTICLE VIII  AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Loans and all other Obligations of the Borrower to the Banks hereunder and under the Notes and the other Loan Documents have been paid in full, the Borrower will do, and will cause each Subsidiary to do, all of the following:

Section 8.1  Reports, Certificates and Other Information. Unless otherwise provided herein, furnish or cause to be furnished to the Agent (who will forward copies to each Bank):

8.1.1  Audit Report.

(a)  As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flows, changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in consolidated form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Required Banks, together with any -management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants and together with unaudited consolidating statements prepared for Borrower’s management.

(b)  Together with the audited financial statements required under Section 8.1(a), a statement by the accounting firm performing each such audit stating that it has reviewed this Agreement and that in performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

8.1.2  Quarterly Reports. As soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year, a copy of the unaudited financial statement of the Borrower and its Subsidiaries prepared in the same manner as the audit report referred to in Section 8.1.l(a), signed by the Borrower’s responsible officer, consisting of at least consolidated statements of income, cash flow, changes in stockholders’ equity for the Borrower and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and the consolidated balance sheet of the Borrower as at the end of such quarter.

8.1.3  Tax Returns and Reports. If requested by the Agent or the Required Banks, copies of all federal, state, local and foreign Tax Returns and Reports filed by the Borrower or any of its Subsidiaries.

8.1.4  SAP Financial Statements.

(a)  As soon as possible, but in any event within sixty (60) days after the end of each fiscal year of each of the Insurance Subsidiaries, a copy of the Annual Statement of such Insurance Subsidiaries for such fiscal year prepared in accordance with SAP and accompanied by the certification of the responsible officer of such Insurance Subsidiaries that such financial statements present fairly, in accordance with SAP, the financial position of such Insurance Subsidiaries for the period then ended;

(b)  As soon as possible, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of each of the Insurance Subsidiaries, a copy of the quarterly statement of such Insurance Subsidiaries for such fiscal quarter, all prepared in accordance with SAP and accompanied by the certification of the responsible officer of such Insurance Subsidiaries that all such financial statements present fairly in accordance with SAP the financial position of such Insurance Subsidiaries for the periods then ended (subject to normal year-end and audit adjustments);

(c)  Within fifteen (15) days after being delivered to any of the Insurance Subsidiaries, any final examination report issued from time to time by the applicable Insurance Regulatory Authority or the NAIC;

(d)  Within ninety (90) days after the close of each Fiscal Year of each of the Insurance Subsidiaries, a copy of the “Statement of Actuarial Opinion” for each of the Insurance Subsidiaries which is provided to the applicable Insurance Regulatory Authority (or equivalent information should the Insurance Regulatory Authority no longer require such a statement). Such statement shall be in the format prescribed by the Applicable Insurance Code of the state of domicile of such Insurance Subsidiary.

8.1.5  Compliance Certificate and Risk-Based Capital Calculations.

(a)  Together with the financial statements furnished by the Borrower under Sections 8.1.1 and 8.1.2, a Compliance Certificate signed by the chief financial officer of the Borrower, duly completed.

(b) Together with the financial statements furnished by the Borrower under Sections 8.1.1 and 8.1.2, calculations of the Risk Based Capital for all or any of Insurance Subsidiaries based on the quarterly or annual financial statements being delivered.

8.1.6  Reports to SEC and to Stockholders. Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

8.1.7  Notice of Default and Litigation. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto:

(a)  the occurrence of a Default or Event of Default;

(b) the institution of any material litigation or the occurrence of any material litigation development;

(c) the commencement of any dispute which might reasonably be expected to lead to the material modification, transfer, revocation, suspension or termination or any Loan Document; or

(d) any Material Adverse Change.

8.1.8  ERISA Liability. Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto,. and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

8.1.9  Environmental Liabilities. Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

8.1.10  Insurance Holding Company Filings. Copies of all material Insurance Holding Company System Act filings with Governmental Authorities by the Borrower or any Insurance Subsidiary not later than ten (10) Business Days after such filings are made, including, without limitation. filings which seek approval of Governmental Authorities with respect to transactions between the Borrower and its Affiliates.

8.1.11  Insurance Licenses. Within five (5) Business Days of such notice, notice of actual suspension, termination or revocation of any License or restriction thereon (material to the Insurance Subsidiaries) of any of the Insurance Subsidiaries by any Insurance Regulatory Authority or of receipt of notice from any Insurance Regulatory Authority notifying any of the Insurance Subsidiaries of a hearing (which is not withdrawn within ten (10) days) relating to such a suspension, termination, revocation or restriction, including any request by an Insurance Regulatory Authority which commits any of the Insurance Subsidiaries to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of any of the Insurance Subsidiaries to conduct its business.

8.1.12  Insurance Proceedings. Within three (3) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Insurance Regulatory Authority concerning the business, practices or operations of any of the Insurance Subsidiaries, including any agent or managing general agent thereof.

8.1.13  Changes in Applicable Insurance Code. Promptly, upon knowledge of the Borrower or any Insurance Subsidiary, to the Agent (who shall promptly deliver such reports to the Banks), notice of any actual or proposed changes in any Applicable Insurance Code, if such changes could reasonably be expected to have a Material Adverse Effect.

8.1.14  Reinsurance Agreements.

(a)  Promptly, notice of any material change or modification to any Reinsurance Agreements or Surplus Relief Reinsurance Agreements whether entered into before or after the date of this Agreement including Reinsurance Agreements, if any, which are in a runoff mode on the date of this Agreement, which change or modification could reasonably be expected to have a Material Adverse Effect;

(b)  promptly, notice of any written notice received by any of the Insurance Subsidiaries of any material denial of coverage, litigation or arbitration arising out of any Surplus Relief Reinsurance Agreement or any material Reinsurance Agreement to which any of the Insurance Subsidiaries is a party; and

(c)  promptly, such other financial, actuarial and other information with respect to Surplus Relief Reinsurance Agreements and Reinsurance Agreements as the Agent may reasonably request.

8.1.15  Ratings.  Promptly and in any event within ten Business Days after (i) learning thereof, notification of any changes after the date hereof in the rating given by A.M. Best in respect of the Borrower or any Insurance Subsidiary and (ii) receipt thereof, copies of any ratings analysis by A.M. Best, S&P or Moody’s relating to the Borrower or any Insurance Subsidiary.

8.1.16  Other Information. From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Agent or the Required Banks may reasonably request.

Section 8.2  Corporate Existence. Subject to Section 9.3 in the instance of a Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

Section 8.3  Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 8.4  Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.

Section 8.5  Inspection. Permit any Person designated by any Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Bank may designate. So long as no Event of Default exists, the expenses of the Banks for such visits, inspections and examinations shall be at the expense of the Banks, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

Section 8.6  Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.7  Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 8.8  Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

Section 8.9  ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 8.10  Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute or result in a Material Adverse Change.

ARTICLE IX  NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Loans and all other Obligations of the Borrower to the Banks hereunder and under the Notes and the other Loan Documents have been paid in full, the Borrower will not, and will not permit any Subsidiary to, do any of the following:

Section 9.1  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement;

(b) Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(c) Indebtedness secured by Liens permitted under Section 9.2 hereof;

(d) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(e) Indebtedness arising under Hedging Obligations related to the Loans;

(f) Indebtedness owing by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary;

(g) The Trust Preferred Indebtedness; and

(h)  Unsecured Indebtedness not otherwise permitted by this Section 9.1 so long as (i) at the time of incurrence or assumption thereof, the Borrower would be in compliance with Section 9.12 hereof applied on a pro forma basis as of such time, (ii) such Indebtedness shall mature in accordance with its terms after the Revolving Termination Date, and (iii) the documents pertaining to such Indebtedness shall not include financial covenants, ratios or financial performance tests (other than by inclusion of a cross-default or cross-acceleration to this Agreement).

Section 9.2  Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except the following Liens:

(a) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary;

(b) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;

(c) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;

(d) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business:

(f) Liens described on Schedule 9.2 hereof, and Liens securing refinancing of the Indebtedness described therein which shall not exceed the amount of Indebtedness currently secured by such Liens;

(g) Liens in favor of the Agent for the benefit of the Banks pursuant to this Agreement and the other Loan Documents; and

(h) the interests of sellers in Repurchase Transactions.

Section 9.3  Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary.

Section 9.4  Sale of Assets. Sell, assign, lease, transfer, contribute, reinsure, cede, convey or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets (including, without limitation, any books of business) to any Person, unless:

(a) such sale, assignment, transfer, lease, contribution, reinsurance, cession, conveyance or other disposition is in the ordinary course of its business including, without limitation, sales of assets in connection with the management of the investment portfolio of the Borrower and its Subsidiaries;

(b) the aggregate net book value of all assets sold, transferred, leased, contributed, reinsured, ceded or conveyed (other than in the ordinary course of business) by the Borrower or any of its Subsidiaries pursuant to this clause (b) does not exceed $500,000; or

(c) such sale, assignment, transfer, lease, contribution, reinsurance, cession, conveyance or other disposition is with respect to the sale of its capital assets and the net proceeds of such sale are used to replace such capital assets within ninety (90) days after receipt of such net proceeds.

Section 9.5  Restricted Payments. Except as hereinafter provided, do any of the following:

(a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Borrower and except for dividends or other distributions payable solely to the Borrower) or make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock (except for payments or distributions made solely to the Borrower) if before or after giving effect to such payment any Default or Event of Default shall have occurred and be continuing or if the sum of the aggregate amount of such payments made during any fiscal year of the

Borrower shall exceed 33% of the consolidated net income of the Borrower (determined in accordance with GAAP) for the prior fiscal year;

(b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Borrower from the substantially concurrent issue or sale of other shares of common stock of the Borrower or warrants, rights or options to purchase or acquire any shares of its common stock); or

(c) Make payments of the principal or interest of any Trust Preferred Indebtedness or Subordinated Note Payable at any time that the terms of the documents pertaining thereto shall prevent or defer such payment or shall provide that the recipient of such payments may not retain such payment (it being expressly acknowledged that the Borrower may pay accrued interest at the stated rates of the Trust Preferred Indebtedness and Subordinated Notes Payable at any time that the foregoing clause shall not apply).

Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may acquire shares of the Borrower’s common stock to be held in trust to fund the obligations of AEILIC under its NMO Deferred Stock Compensation Plans; and (ii) the Borrower may redeem shares of its capital stock of any class, provided that (A) the number of shares of voting capital stock redeemed in any one fiscal year shall not exceed 1% of the total number of such shares outstanding at January 1 of such year, and (B) the aggregate redemption price paid for all such shares redeemed in any fiscal year of the Borrower shall not exceed $750,000.

Section 9.6  Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $200,000.

Section 9.7  Change in Nature of Business. Make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.

Section 9.8  Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would: (a) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary; or (b) be violated or breached by the Borrower’s payment and performance of its Obligations under the Loan Documents.

Section 9.9  Transactions with Affiliates. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or the applicable Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not a Affiliate.

Section 9.10  Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

Section 9.11  Reinsurance.

(a)  Enter into or amend any Surplus Relief Reinsurance Agreements except (i) those treaties existing on the date of this Agreement and described on Schedule 9.11 hereto, and (ii) additional or replacement Surplus Relief Reinsurance Agreements so long as such Agreements and those listed in clause (i) above, individually or in the aggregate, do not provide statutory pre-tax gain of more than an aggregate benefit of the amount then outstanding of more than $250,000. Any additional Surplus Relief Reinsurance Agreements entered into under this Section 9.11(a) shall be with reinsurers having a financial strength rating of “A” or better by A.M. Best.

(b) Enter into any Reinsurance Agreement pursuant to which the Borrower or any of the Insurance Subsidiaries cede any liabilities with any reinsurers having a financial strength rating of “A” or less by A.M. Best.

Section 9.12  Leverage Ratio.  Permit the Leverage Ratio to be greater than 40% at any time.

Section 9.13  Cash Coverage Ratio.  Permit the Cash Coverage Ratio for any period of four consecutive fiscal quarters to be less than 1.30 to 1.00.

Section 9.14  Risk-Based Capital.  As of the end of any fiscal quarter or fiscal year, permit the Risk-Based Capital of AEILIC to fall below 200%.

Section 9.15  Payment of Other Indebtedness.  Directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness prior to the date due (other than the Loans) while a Default or Event of Default has occurred and is continuing or would occur after giving effect thereto.

Section 9.16  Investments.  Acquire for value, make, have or hold any Investments, except:

(a)  Investments by the Borrower in its wholly-owned Subsidiaries;

(b)  Investments consisting of loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(c)  Investments that would be permitted under the investment provisions of the laws and regulations administered and enforced by each Insurance Regulatory Authority of any Insurance Subsidiary (whether made by the Borrower or any Subsidiary);

(d)  Acquisitions of insurance related businesses or entities so long as the acquired business or entity is in a substantially related line of business as the Borrower or any of its Subsidiaries; and

(e)  Investments by the Borrower or any Subsidiary that is not an Insurance Subsidiary that are not otherwise permitted hereunder in an aggregate amount not exceeding $10,000,000.

ARTICLE X  EVENTS OF DEFAULT AND REMEDIES

Section 10.1  Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Notes or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;

(b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c) The Borrower shall fail to comply with and of Sections 8.2, 9.1, 9.2, 9.4, 9.5, 9.12, 9.13, 9.14, 9.15 or 9.16 hereof;

(d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for 30 days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Agent; (ii) the date the Borrower should have given notice of such failure to the Agent pursuant to Section 8.1.7; or (iii) the date the Agent gives notice of such failure to the Borrower.

(e) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 30 days;

(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or a Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower or such Subsidiary, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or a Subsidiary and, if instituted against the Borrower or such Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 30 days undismissed, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(h) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and the Borrower or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $500,000, or the institution by the PBGC of steps to terminate any Plan;

(j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;

(k) Any Change of Control shall occur;

(l)  Any License of any material Insurance Subsidiary issued in its state of domicile or in a state in which its earned premiums in the prior fiscal year constituted 15% or more of net earned premiums, on a consolidated basis, in such period (a) shall be revoked by the Insurance Regulatory Authority which issued such License, or any formal action (administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary and shall not have been dismissed within 30 days after the commencement thereof, (b) shall be suspended by such Insurance Regulatory Authority for a period in excess of 30 days or (c) shall not be reissued or renewed by such Insurance Regulatory Authority upon the expiration thereof following application for such reissuance or renewal of such Insurance Subsidiary;

(m) Any Insurance Subsidiary shall become subject to (a) any conservation or liquidation order, directive or mandate issued by any Insurance Regulatory Authority or (b) any other directive or mandate issued by any Insurance Regulatory Authority which could reasonably be expected to have a Material Adverse Effect, which in either case is not stayed within twenty (20) days.

(n) Any Insurance Subsidiary shall be the subject of a final non-appealable order imposing a fine in an amount in excess of $5,000,000 in any single instance or other such orders imposing fines in excess of $10,000,000 in the aggregate after the date of this Agreement in any fiscal year by or at the request of any Insurance Regulatory Authority as a result of the violation by such Insurance Subsidiary of such state’s applicable insurance laws or the regulations promulgated in connection therewith; or

(o) The Borrower Pledge Agreement ceases to be in full force and effect, or shall cease to give the Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the collateral subject thereto, in favor of the Agent for the benefit of the Banks, superior to and prior to the rights of all third Persons and subject to no other Liens).

Section 10.2  Remedies.  If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other Obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Agent or the Banks, and (iv) enforce all rights and remedies under any applicable law.

Section 10.3  Offset. In addition to the remedies set forth in Section 10.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, each Bank or any other holder of any Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with such Bank or such other holder, or any obligations of such Bank or such other holder of the Note, against the Indebtedness then owed by the Borrower to such Bank subject, however, to the provisions of Section 4.5.

Section 10.4  Application of Proceeds.  After the occurrence of an Event of Default and acceleration of the Obligations, all Collections shall be applied by the Agent as follows:

First, to the payment of all costs and expenses incurred by or on behalf of the Agent, including the costs and expenses of any sale or enforcement, including reasonable compensation to the Agent’s agents and counsels, and all expenses, liabilities and advances made or incurred by or on behalf of the Agent in connection therewith;

Second, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to the Banks’ agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of any Bank in connection therewith;

Third, to the payment of all amounts due (other than principal and interest) under the Notes or this Agreement, payable ratably to the Agent and each Bank in accordance with the amount of such obligations owed to each of them, until such obligations are paid in full;

Fourth, to the payment of interest accrued and unpaid on the Loans and the Notes, payable ratably to each Bank in accordance with the amount of accrued interest owed to each of them until such interest is paid in full;

Fifth, to the payment of the outstanding principal amounts of all Loans, payable ratably to each Bank in accordance with the principal amount owed to each of them until such principal is paid in full;

Sixth, to the payment of all other Obligations, payable ratably to the Agent and the Banks in the proportion that the Agent’s and each Bank’s share of those amounts bears to the total of those amounts for the Agent and all Banks; and

Finally, to the payment to the Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the proceeds of any Collections are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of all Obligations of the Borrower, the Borrower shall remain liable for any deficiency.

ARTICLE XI  THE AGENT

Section 11.1  Appointment and Grant of Authority.  Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement and the other Loan Documents. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein.

Section 11.2  Non-Reliance on Agent.  Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent’s possession.

Section 11.3  Responsibility of the Agent and Other Matters.

(a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement (including, without limitation, the duty to forward copies of reports, certificates and other information to the Banks pursuant to Section 8.1) and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section.  The duties of the Agent shall be mechanical and administrative in nature.

(b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine:

(i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of (A) the Loan Documents, or the Notes, or (B) any document or instrument furnished pursuant to or in connection with the Loan Documents or the Notes,

(ii) the collectibility of any amounts owed by the Borrower,

(iii) any recitals or statements or representations or warranties in connection with the Loan Documents or the Notes,

(iv) any failure of any party to this Agreement to receive any communication sent, or

(v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.

(c ) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in-any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of the Loan Documents or the Notes on the Borrower’s part.

Section 11.4  Action on Instructions.  The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under the Loan Documents or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.

Section 11.5  Indemnification.  To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with the Loan Documents or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with the Loan Documents or the Notes.

Section 11.6  U.S. Bank National Association and Affiliates.  With respect to U.S. Bank National Association’s Commitment and any Loans by U.S. Bank National Association under this Agreement and any Note and any interest of U.S. Bank National Association in any Note, U.S. Bank National Association shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. U.S. Bank National Association and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if U.S. Bank National Association were not the Agent.

Section 11.7  Notice to Holder of Notes.  The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.

Section 11.8  Successor Agent.  The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent.

ARTICLE XII  MISCELLANEOUS

Section 12.1  No Waiver and Amendment.  No failure on the part of the Banks or the holders of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holders of the Notes to any other or further action in any circumstances without notice or demand.

Section 12.2  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and all of the Banks:

(a) increase the amounts of or extend the terms of the Commitments or subject the Banks to any additional obligations;

(b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

(c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

(d) change the definition of Required Banks or amend this Section 12.2; or

(e) release any collateral or security interest securing the Loans.

provided, further that amendments, waivers or consents affecting the rights of the Agent shall also require the consent of the Agent.

Section 12.3  Assignments and Participations.

(a) Assignments. Each Bank shall have the right, subject to the further provisions of this Sections 12.3, to sell or assign all or any part of its Commitment, Loans, Note, and other rights and obligations under this Agreement and related documents (such transfer, an “Assignment”) to any of its affiliates and to any commercial lender, other financial institution or other entity (an “Assignee”). Upon such Assignment becoming effective as provided in Section 12.3(b), the assigning Bank shall be relieved from the portion of the Commitments, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank” hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent (which consent, in the case of the Borrower, shall not be required if such assignment is to an affiliate of the assigning Bank or if an Event of Default has occurred and is continuing and, in any other case, shall not be unreasonably withheld or delayed by the Borrower or the Agent, as the case may be), each Assignment shall be in the initial principal amount of not less than $2,000,000 in the aggregate for all Loans and Commitments assigned, or an integral multiple of $1,000,000 if above such amount (or the remaining portion of such assigning Bank’s commitment, if less than $2,000,000). Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) in form and substance satisfactory to the Agent.

(b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Assignee shall have submitted an Assignment Agreement in the form attached hereto as Exhibit E, duly completed and executed, in which the Assignee shall have agreed in writing to have irrevocably assumed and undertaken the transferred portion of the assigning Bank’s obligations hereunder (including without limitation the obligations to indemnify the Agent hereunder), to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account, (iii) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective, and (iv) the Agent and the Borrower shall have given their consent to such Assignment by executing such Assignment Agreement. Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee.

(c) Participations. Each Bank shall have the right, subject to the further provisions of this Section 12.3, to grant or sell a participation in all or any part of its Loans, Note and Commitment (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”) without the consent of the Borrower, the Agent of any other party hereto. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this

Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this agreement or any note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.4 hereof. The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(d) Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 12.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make Loans hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (A) extend the final maturity of any Loans or extend the Termination Date, (B) reduce the interest rate on the Loans or the rate of Commitment Fees, (C) forgive any principal of, or interest on, the Loans or any fees, or (D) release all or substantially all of the collateral for the Loans.

(d)  Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who is not a United States Person, and no New Bank who is not a United States Person shall be permitted to become a Bank, unless such Assignee, Participant or New Bank represents and warrants to such the assigning or participating Bank, as applicable, and to the Agent that, as at the date of such Assignment or Participation, or as of the date such New Bank is to become a Bank, as the case may be, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee, Participant or New Bank, as the case may be, executes and delivers to the Agent and to the assigning or participating Bank, as applicable, on or before the date of execution and delivery of documentation of such Participation or Assignment or on the date such New Bank is to become a Bank, as the case may be, a United States Internal Revenue Service Form W-8ECI or W-8BEN, or any successor to either of such forms, as appropriate, properly completed an claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of

United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder.

(e) Information. Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants.

(f) Federal Reserve Bank. Nothing herein stated shall limit the right of any Bank to assign any interest herein and in any Note to a Federal Reserve Bank.

Section 12.4  Costs, Expenses and Taxes. The Borrower agrees, whether or not any Loan is made hereunder, to pay on demand all costs and expenses of the following persons (including the reasonable fees and expenses of counsel and paralegals for such persons who may be employees of such persons), incurred in connection with the following matters: (i) the Agent in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof and (ii) the Agent and the Banks in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Agent and the Banks harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or disbursing the proceeds thereof. The obligations of the Borrower under this Section 12.4 shall survive any termination of this Agreement.

Section 12.5  Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II hereof shall be deemed to have been given only when received by the Agent.

Section 12.6  Confidentiality. The Agent and the Banks may have received, and may hereafter receive, confidential financial and business information concerning the Borrower and its Subsidiaries and Affiliates. The Agent and each Bank agrees to hold non-public information received from the Borrower in confidence, and not disclose such information to persons other than the Agent’s or Bank’s officers, employees, agents and other representatives (who, if they are not employees of the Agent or the Bank, shall be informed of this confidentiality provision) except: (a) as required to disclose such information to a bank regulatory agency or in connection with an examination of its records by bank examiners or at the express direction of any other authorized government agency; (b) pursuant to a subpoena or other court order; (c) in connection with legal process in the Agent’s or Bank’s lending capacity; or (d) to participants, assignees, potential participants and potential assignees with respect to the financing who agree to be bound by confidentiality provisions substantially similar to this paragraph. Confidential information shall not include (i) information already in the Agent’s or Bank’s possession prior to receipt from the Borrower, or (ii) information which becomes generally available to the public, other than as a result of disclosure by the Agent or a Bank, or its directors, officers, employees, advisors or agents or becomes available to the Agent or a Bank on a non-confidential basis from a source other than the Borrower or its advisors, provided that such source is not known by the Agent or Bank to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Borrower or another party.

Section 12.7  Indemnity.  The Borrower hereby further agrees to indemnify the Agent and each Bank and the directors, officers and employees of each against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that (i) they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification or (ii) that they arise solely from any dispute of or any litigation or other proceeding instituted by any Bank against the Agent (if the Agent was determined to have breached its obligations to such Bank hereunder) or (for Persons other than the Agent and its directors, officers and employees) any other Bank.  The obligations of the Borrower under this Section 12.7 shall survive the termination of this Agreement.

Section 12.8  Successors. This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks. The Borrower shall not assign its rights or duties hereunder without the written consent of the Banks.

Section 12.9  Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.10  Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

Section 12.11  Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 12.12  Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.13  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 12.14  Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 12.15  Consent to Jurisdiction. AT THE OPTION OF THE BANKS, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANKS AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 12.16  Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT, THE CO-AGENT, THE DOCUMENTATION AGENT AND THE BANKS (a) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (b) WAIVES ANY RIGHT TO SEEK OR RECEIVE CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES IN ANY SUCH ACTION OR PROCEEDING.

(signature pages follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:	/s/ Wendy L. Carlson

Title:	CFO & General Counsel

5000 Westown Parkway, Suite 200
West Des Moines, Iowa 50266
Attention: Mr. David J. Noble, President
Telephone: (515) 221-0002
Fax: (515) 221-9947

1

U.S. BANK NATIONAL ASSOCIATION, as
Agent and as a Bank

By:	/s/ Ziad W. Amra

Title:	Corporate Banking Officer

800 Nicollet Mall
Mail Code BC-MN-H03N
Minneapolis, MN 55402
Attention: Mr. Ziad W. Amra
Telephone: (612) 303-3757
Fax: (612) 303-2265

2

WEST BANK, as a Bank

By:	/s/ Brad L. Winterbottom

Title:	President

1601 22nd St.
West Des Moines, Iowa 50266
Attention: Mr. Brad L. Winterbottom
Telephone: (515) 222-2320
Fax: (515) 222-2346

3

LaSALLE NATIONAL BANK, as a Bank

By:	/s/ Brandon S. Allison

Title:	Assistant Vice President

135 South LaSalle Street
Chicago, IL 60603
Attention: Mr. Brandon S. Allison
Telephone: (312) 904-6324
Fax: (312) 904-6189

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EXHIBIT

Exhibit	Contents

A-1, A-2, A-3, A-4 and A-5	Form of Notes

B	Borrower Pledge Agreement

C	Compliance Certificate

D	Form of Legal Opinion

E	Assignment and Assumption

Schedules

1.1	Amounts and Percentages

7.16	Subsidiaries

7.18	Insurance Licenses

9.2	Existing Liens

9.11	Surplus Relief Reinsurance Agreements

EXHIBIT A-1

REVOLVING NOTE

[$Revolving Amount]	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of [BANK] (the “Bank”), on the Revolving Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of                                     DOLLARS ($[Commitment]), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be made by the Bank under the Credit Agreement.  All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Revolving Notes and Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:

Title:

6

EXHIBIT A-2

TRANCHE A NOTE

$[Tranche A Amount]	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of [BANK] (the “Bank”), payable in installments in amounts set forth in, and on the due dates determined under, the Credit Agreement hereinafter referred to, the principal sum of                                     DOLLARS ($Tranche A Amount).

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall., Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Tranche A Notes and the Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:

Title:

7

EXHIBIT A-3

TRANCHE B NOTE

$8,500,000	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), payable in installments in the amounts and on due dates set forth on Schedule I attached hereto, the principal sum of EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS ($8,500,000).

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

The Tranche B LIBOR Margin for this Note and the indebtedness evidenced hereby is 3.00% per annum.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall., Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Tranche B Notes and the Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:

Title:

8

Schedule I to

Tranche B Note in the original

principal amount of $8,500,000

Principal of this Note shall be payable in installments of $425,000 each, due on the last day of March, June, September and December of each year, commencing on December 31, 2004, with a final principal payment due on September 30, 2009 equal in principal amount to the outstanding principal balance hereunder on such date, if different from such other installments.

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EXHIBIT A-4

TRANCHE B NOTE

$2,379,053	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), payable in installments in the amounts and on due dates set forth on Schedule I attached hereto, the principal sum of TWO MILLION THREE HUNDRED SEVENTY NINE THOUSAND FIFTY THREE DOLLARS ($2,379,053), payable at times provided in the Credit Agreement, as defined below.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

The Tranche B LIBOR Margin for this Note and the indebtedness evidenced hereby is 2.25% per annum.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall., Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Tranche B Notes and the Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:

Title:

10

Schedule I to

Tranche B Note in the original

principal amount of $2,379,053

Principal of this Note shall be payable in (a) one installment of $1,075,000, due on               , 2004 and (b) $1,304,053, due on October 8, 2004.

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EXHIBIT A-5

TRANCHE B NOTE

$7,500,000	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), payable in installments in the amounts and on due dates set forth on Schedule I attached hereto, the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), payable at times provided in the Credit Agreement, as defined below.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

The Tranche B LIBOR Margin for this Note and the indebtedness evidenced hereby is 3.00% per annum.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall., Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Tranche B Notes and the Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:

Title:

12

Schedule I to

Tranche B Note in the original

principal amount of $5,500,000

Principal of this Note shall be payable in (a) one installment of $1,000,000, due on September 30, 2004, and (b) additional installments of $500,000 each, due on the last day of March, June, September and December of each year, commencing on December 31, 2004, with a final principal payment due on December 31, 2007 equal in principal amount to the outstanding principal balance hereunder on such date, if different from such other installments.

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Exhibit D

Opinion of Counsel

To:  The Agent and Banks party
to the Credit Agreement described herein

[address to each bank]

U.S. Bank National Association

800 Nicollet Mall

Mail Code BC-MN-H03N

Minneapolis, MN 55402

Attention: Mr. Ziad W. Amra

Ladies/Gentlemen:

We have acted as counsel for AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, (the “Borrower”), and we are delivering to you this opinion of counsel upon which you may rely, in connection with a Credit Agreement, dated as of September 22, 2004, entered into among the Borrower, the Banks, as defined therein, and U.S. Bank National Association, as Agent (the “Credit Agreement”), and the transactions and other Loan Documents described therein.  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In so acting, we, as counsel for the Borrower, have made such factual inquiries, and have examined or caused to be examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such inquiries and examinations, advise you that, in our opinion:

(1)  The Borrower and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the state of their respective incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification.

(2)  The Borrower has full corporate power and authority to own and operate its properties and assets, carry on its business as presently conducted, and enter into and perform its obligations under the Loan Documents to which it is a party.

(3)  The execution and delivery of the Loan Documents to which the Borrower is a party, the performance by the Borrower of its obligations thereunder, and the borrowing by the Borrower under the Credit Agreement, have been duly authorized by all necessary corporate action, and all of said Loan Documents have been duly executed and delivered on behalf of the Borrower and constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

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(4)  There is no provision in the Borrower’s Articles of Incorporation or By-Laws, nor any provision in any indenture, mortgage, contract or agreement to which the Borrower is a party or by which it or its properties may be bound, nor any law, statute, rule or regulation, nor any writ, order or decision of any court or governmental instrumentality binding on the Borrower which would be contravened by the execution and delivery of the Loan Documents to which the Borrower is a party, nor do any of the foregoing prohibit the Borrower’s performance of any term, provision, condition, covenant or any other obligation of the Borrower contained therein.

(5)  There are no actions, suits or proceedings pending or, to the best of our knowledge after due inquiry, threatened against or affecting the Borrower before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could constitute an Adverse Event.

(6)  Neither the making nor performance of the Loan Documents, nor the borrowing(s) under the Credit Agreement, requires the consent or approval of any governmental instrumentality.

(7)  The Borrower is not a “holding company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(8)  The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(9)  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and, to the best of our knowledge after due inquiry, no part of the proceeds of any loan under the Credit Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(10)  Assuming that the Agent has taken and is retaining possession of the stock certificates evidencing the shares of stock described in the Borrower Pledge Agreement (the “Pledged Stock”) or entered into a satisfactory bailee arrangement with a third party who has taken and is retaining possession of the Pledged Stock on the Agent’s behalf, and the Agent has taken such Pledged Stock in good faith without notice (actual or constructive) of any adverse claim within the meaning of the Code, there has been created under the Borrower Pledge Agreement, and there has been granted to the Agent a valid and perfected security interest and lien upon the Pledged Stock to the extent a security interest may be obtained by possession under the Code.

Very truly yours,

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Schedule 1.1

Revolving Commitments,

Tranche B Amounts and Percentages

Revolving Loans

Banks:	Revolving Commitment:	Revolving Percentage:

U.S. Bank	$20,000,000	40.000000%

LaSalle Bank	$20,000,000	40.000000%

West Bank	$10,000,000	20.000000%

Total:	$50,000,000	100.000000%

Tranche A Loans

Banks:	Tranche A Amount:	Tranche A Percentage:

U.S. Bank	$20,000,000	40.000000%

LaSalle Bank	$20,000,000	40.000000%

West Bank	$10,000,000	20.000000%

Total:	$50,000,000	100.000000%

Tranche B Loans:

Tranche B Banks:	Tranche B Amounts:	Tranche B Percentage:

U.S. Bank	$18,379,053	100.000000%

Total Amount:	$68,379,053

Total Percentages:  Note that this assumes all Tranche B Loans are funded (Total Percentage will be calculated as provided in the definition thereof

Banks:	Percentage:

U.S. Bank:	56.1269152%

LaSalle:	29.2487232%

West Bank	14.6243616%
100.000000%

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Schedule 7.16

Subsidiaries

American Equity Investment Life Insurance Company

American Equity Investment Life Insurance Company of New York

American Equity Properties, LC

American Equity Capital, Inc.

American Equity Capital Trust I

American Equity Capital Trust II

American Equity Capital Trust III

American Equity Capital Trust IV

American Equity Capital Trust VII

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Schedule 7.18

Licenses, etc. (Section 7.18)

AMERICAN EQUITY Investment Life Insurance Company

Geographic Coverage*

1. Alabama

2. Alaska

3. Arkansas

4. Arizona

5. California

6. Colorado

7. Delaware

8. Florida

9. Georgia

10. Hawaii

11. Idaho

12. Illinois

13. Indiana

14. Iowa

15. Kansas

16. Kentucky

17. Louisiana

18. Maine

19. Maryland

20. Massachusetts

21. Michigan

22. Minnesota

23. Mississippi

24. Missouri

25. Montana

26. Nebraska

27. Nevada

28. New Hampshire

29. New Jersey

30. New Mexico

31. New York**

32. North Dakota

33. Ohio

34. Oklahoma

35. Oregon

36. Pennsylvania

37. Rhode Island

38. South Carolina

39. South Dakota

40. Tennessee

41. Texas

42. Utah

43. Vermont

44. Virginia

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45. Washington

46. West Virginia

47. Wisconsin

48. Wyoming

and District of Columbia

* The above listed states represent those which the Company is licensed to conduct business.

Additional state filings are in process.

** American Equity Investment Life Insurance Company of New York Map-3 09/08/04

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Schedule 9.2

Liens (Section 9.2)

None

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Schedule 9.11

Surplus Relief Reinsurance Agreements (Section 9.11)

2002 Coinsurance and Yearly Renewable Term Reinsurance Agreement dated November 1, 2002 between American Equity Investment Life Holding Company and Hannover Life Reassurance Company of America.

2003 Coinsurance and Yearly Renewable Term Reinsurance Agreement dated September 30, 2003 between American Equity Investment Life Holding Company and Hannover Life Reassurance Company of America.

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[Suggested Form of Board of Directors’ Resolutions—

Revolving Credit Agreement]

CERTIFICATE

I,                   , do hereby certify that I am the duly elected and qualified Secretary and the keeper of the records and corporate seal of AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, a corporation organized and existing under the laws of the State of [State] and that the following is a true and correct copy of certain resolutions duly adopted at a meeting of the Board of Directors thereof, convened and held in accordance with law and the by-laws of said corporation, and that such resolutions are now in full force and effect, unamended, unaltered and unrepealed:

WHEREAS, there has been presented to this meeting a form of Credit Agreement (the “Credit Agreement”) among this Corporation, the Banks named therein (the “Banks”) and U.S. Bank National Association, as Agent (the “Agent”) providing for, among other things, loans from time to time to this Corporation up to the amount of $68,400,000 (as such amount may hereafter be amended);

NOW, THEREFORE, BE IT RESOLVED, that the [insert officers and the number necessary to act] of this Corporation is/are authorized to execute and deliver a Credit Agreement, substantially in the form of the Credit Agreement presented to this meeting, except such changes of the terms and provisions thereof as the officer(s) executing such Credit Agreement on behalf of this Corporation shall deem proper, such execution to be conclusive evidence that such officer(s) deem(s) all of the terms and provisions thereof to be proper;

FURTHER RESOLVED, that the [insert officers and the number necessary to act]of this Corporation is/are authorized to borrow from time to time on behalf of this Corporation amounts permitted to be borrowed by this Corporation under the Credit Agreement and to designate officers, agents or employees to borrow such amounts and to set rates of interest if applicable, to execute and deliver on behalf of this Corporation a promissory note or notes, substantially in the form provided for in the Credit Agreement, and to execute all amendments, waivers, modifications, supplements to, and restatements of, the Credit Agreement from time to time as such officers shall deem proper, such execution by such officer(s) to be conclusive evidence that such officer(s) deem(s) all of the terms and provisions thereof to be proper;

FURTHER RESOLVED, that each and every officer of this Corporation is authorized to take such action from time to time on behalf of this Corporation as he may deem necessary, advisable or proper in order to carry out and perform the obligations of this Corporation under the Credit Agreement and other agreements and documents executed and delivered by this Corporation pursuant to or in connection with the Credit Agreement.

FURTHER RESOLVED, that the Secretary or any other officer of this Corporation is authorized to certify to the Banks and the Agent a copy of these resolutions and the names and signatures of this Corporation’s officers or employees hereby authorized to act hereunder, and the Banks and Agent are hereby authorized to rely upon such certificate until formally advised by a like certificate of any change therein, and is hereby authorized to rely on any such additional certificates.

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I FURTHER CERTIFY THAT the following persons have been appointed or elected and are now acting as officers or employees of said corporation in the capacity set before their respective names:

NAME	TITLE	SIGNATURE

I FURTHER CERTIFY THAT the Articles of Incorporation attached hereto as Exhibit A and the Bylaws attached hereto as Exhibit B are, respectively, true, complete and correct copies of this Corporation’s Articles of Incorporation, duly filed with the Secretary of State of the state of [state], and the Bylaws of this Corporation, which Articles and Bylaws have been duly adopted by this Corporation and are presently in full force and effect.

IN WITNESS WHEREOF, I have subscribed my name as Secretary as of September 22, 2004.

Secretary
AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

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Exhibit B

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of September 22, 2004, is made between AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (herein, called the “Pledgor”), and U.S. BANK NATIONAL ASSOCIATION, as agent (in such capacity, the “Agent”) for the Banks party to the Credit Agreement, as hereinafter defined.

RECITALS

A.                                   The Pledgor, the Banks named therein and the Agent have entered into a Credit Agreement dated as of December 30, 2002 (the “Existing Credit Agreement”), pursuant to which the Banks have made certain credit facilities available to the Pledgor, said credit facilities being evidenced by the Notes of the Pledgor in favor such Banks (the “Existing Note”).

B.                                     The Pledgor’s obligations under the Existing Credit Agreement, the Existing Notes have the benefit of, inter alia, a Second Amended and Restated Borrower Pledge Agreement dated as of April 6, 2000 (the “Existing Pledge Agreement”).

C.                                     The parties are, concurrently herewith, amending and restating the Existing Credit Agreement in the form of a Credit Agreement, dated as of September 22, 2004 (as the same may be further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”).

D.                                    It is a condition precedent to the execution and delivery of the Credit Agreement by the Agent that the Existing Pledge Agreement be amended and restated in the form of this Agreement.

NOW, THEREFORE, in consideration of the premises, the extension of financial accommodations by the Banks to the Pledgor under the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor agrees with the Agent, for the benefit of the Agent and the Banks, that the Existing Pledge Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1   Definitions.

Capitalized terms used herein, unless otherwise specified, shall have the meanings assigned thereto in the Credit Agreement; provided that such definitions shall survive any termination of the Credit Agreement. In addition, when used herein the following terms shall have the following meanings:

“AEILIC “ shall mean American Equity Investment Life Insurance Company, an Iowa corporation.

“Collateral” see Section 2.

“Credit Agreement” see Recital C.

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“Indemnified Obligations” see Section 7(b)(vi).

“Permitted Actions” see Section 5(b).

“Pledged Shares” see Section 2.

“Pledged Surplus Notes” see Section 2.

“Securities” shall mean securities (whether debt or equity) issued by AELLIC (other than insurance policies or other insurance products which may constitute securities) including, without limitation, the common and preferred stock, partnership units and participations, notes, bonds, debentures, trust receipts and other obligations or instruments, including debt instruments and tax-exempt securities of AEILIC (including, without limitation, warrants, rights tied to AEILIC’s earnings, put and call options and other options relating thereto or any combination thereof, or any instruments convertible into any of the foregoing.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of Minnesota.

SECTION 2   Pledge.

To secure the prompt and complete payment and performance of the Obligations, the Pledgor hereby grants, pledges, hypothecates, assigns, transfers, sets over and delivers unto the Agent for the benefit of the Agent and the Banks a Lien on the following (herein collectively called the “Collateral”):

(a) the shares of capital stock of AEILIC and all other Securities, if any, described in Attachment 1 hereto whether in certificated form or otherwise, including the certificates representing or evidencing the certificated Securities, and with respect to any uncertificated Securities, such uncertificated Securities shall contain a notation of the Lien and pledge granted to the Agent hereunder on the books and records of AEILIC (herein called the “Pledged Shares”), together with all cash, securities, interests, dividends, rights, notes, instruments and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares;

(b)                                 all additional shares of capital stock of AEILIC and other Securities from time to time acquired by the Pledgor in any manner including, without limitation, any uncertificated Securities (which additional shares of capital stock and Securities shall constitute a part of, and be, “Pledged Shares”), and, in the case of certificated Securities, the certificates representing or evidencing such additional shares, together with all cash, securities, interest, dividends, rights, notes, instruments and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares;

(c)                                  all surplus notes or debentures issued at any time by AEILIC to the Pledgor (as the same shall thereafter be amended, extended, renewed, modified or replaced from time to time, called the “Pledged Surplus Notes”) and all cash, securities, interests, rights, notes, instruments and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Surplus Notes;

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(d)                                 all other property hereafter delivered to the Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property, together with all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

(e)                                  all proceeds of all of the foregoing.

TO HAVE AND TO HOLD the Collateral, together with all rights, titles, interests, privileges and preferences appertaining or incidental thereto, unto the Agent, its successors and assigns, forever; subject, however, to the terms, covenants and conditions and termination provisions hereafter set forth.

The Pledgor agrees to deliver to the Agent, promptly upon receipt and in the case of the Pledged Shares and the Pledged Surplus Notes, in due form for transfer (i.e., endorsed in blank accompanied by undated stock or bond powers executed in blank or registered on the books of AEILIC) and, subject to the provisions of Section 6 hereof, any Collateral which may at any time or from time to time be in or come into possession or control of the Pledgor; and prior to the delivery thereof to the Agent, such Collateral shall be held by the Pledgor separate and apart from its other property and in express trust for the Agent.

SECTION 3   Representations, Warranties and Covenants.

(a)                                  The Pledgor represents and warrants to the Agent that: (i) the Pledged Shares are duly authorized and validly issued and are fully paid and non-assessable; (ii) except for Liens in favor of the Agent hereunder and claims and rights of third parties arising solely through acts of the Agent, the Agent has and will continue to have at all times as security for the Obligations a valid, first priority perfected Lien on the Collateral and the proceeds thereof free of all other Liens, claims and rights of third parties whatsoever; (iii) to the extent any Securities are evidenced by certificates, the Pledgor has delivered to the Agent, for the benefit of the Banks, for pledge under this Agreement on the date hereof the certificates representing all the Securities which it owns; (iv) the Pledged Shares and the Pledged Surplus Notes represent and will continue to represent all shares of the issued and outstanding shares of capital stock and other Securities of AEILIC and (v) the Pledgor will, at all times, keep pledged to the Agent, for the benefit of the Banks, pursuant hereto all of the capital stock, surplus notes and other Securities of AEILIC. The Pledgor agrees to endorse and deliver to the Agent for pledge hereunder, promptly upon its obtaining any thereof, any additional Collateral and to hold such additional Collateral, pending such delivery, in trust for the Agent, separate and distinct from any other property of the Pledgor. As of the date of any such delivery of additional Securities, surplus notes, certificates or instruments to the Agent, the Pledgor represents and warrants that (1) it will own such Securities, surplus notes, certificates and instruments free and clear of any rights of any other Person (other than the rights created in the Agent hereunder), (2) it will have good and marketable title to said Securities, surplus notes, certificates and instruments and have the right to pledge such Securities, surplus notes, certificates and instruments to the Agent pursuant to this Agreement and (3) it will have pledged to the Agent, as at such date, all of the capital stock, surplus notes and other Securities of AEILIC owned, directly or indirectly by the Pledgor. The Pledgor shall have represented and warranted by delivery of any additional Securities, surplus notes, certificates or instruments, that at the time of such

26

delivery the Agent has a valid, first priority perfected Lien on said Securities, surplus notes, certificates or instruments and the proceeds thereof free of all Liens, claims and rights of third parties whatsoever (except for the Lien of the Agent created under this Agreement). All documentary, stamp and other taxes and fees owing in connection with the issuance, transfer and/or pledge of the Pledged Shares, the Pledged Surplus Notes and other Securities, certificates or instruments have been paid and will hereafter be paid by the Pledgor as such become due and payable.

(b)                                 The Pledgor further represents and warrants to the Agent that it is the lawful owner of the Collateral, free of all Liens, (except for the Lien of the Agent created under this Agreement), with full right to deliver, pledge, assign and transfer such Collateral to the Agent as Collateral hereunder. The pledge of the Collateral effected by this Agreement is effective to vest in the Agent the rights of Agent in the Collateral set forth herein.

(c)                                  The Pledgor additionally represents and warrants to the Agent that (i) each of the Pledgor and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of formation, (ii) the execution and delivery of this Agreement and the performance by the Pledgor of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval if required), (iii) each of the Pledgor and its Subsidiaries has received all material governmental consents and approvals (if any shall be required) necessary for such execution, delivery and performance (except governmental consents required by any Applicable Insurance Code to foreclose on the Pledged Shares or Pledged Surplus Notes) and such execution, delivery and performance do not and will not contravene or conflict with, result in any breach of, or constitute a default under, any material agreement or instrument binding on it or result in the creation or imposition of or the obligation to create or impose any Lien (except for the Lien of the Agent created under this Agreement) and (iv) this Agreement is the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity (including, without limitation, good faith, materiality and reasonableness) or at law).

(d)                                 The Pledgor additionally covenants and agrees with the Agent that, until the expiration or termination of the Commitments and thereafter so long as any of the Obligations remain outstanding, the Pledgor will, unless the Agent shall otherwise consent in writing:

(i)                                     at the Pledgor’s sole expense, promptly deliver to the Agent, from time to time upon request of the Agent, such stock powers and other documents (including UCC financing statements), satisfactory in form and substance to the Agent, with respect to the Collateral as the Agent may reasonably request, to perfect, preserve and protect, and to enable the Agent to enforce, its rights and remedies hereunder;

(ii)                                  not sell, assign, exchange, pledge or otherwise dispose of or transfer any of its rights to any of the Collateral;

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(iii) not create or suffer to exist any Lien in or with respect to any of the Collateral (except for the Lien of the Agent created under this Agreement);

(iv) not make or consent to any amendment or other modification or waiver with respect to any of the Collateral, or enter into any agreement or permit to exist any restriction with respect to any of the Collateral other than pursuant hereto; and

(v)                                 not take or fail to take any action which would in any manner impair the enforceability of the Agent’s Lien on any of the Collateral.

(e)                                  The information contained in Attachment 1 is true and accurate in all respects.

SECTION 4   Care of Collateral.

The Agent shall exercise reasonable care in the custody and preservation of the Collateral. In addition, the Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it takes such action for that purpose as the Pledgor requests in writing, but failure of the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Agent to preserve or protect any rights with respect to the Collateral against prior or other parties, or to do any act with respect to preservation of the Collateral not so requested by the Pledgor, shall be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.

SECTION 5   Certain Rights Regarding Collateral and Obligations.

(a)                                  Subject to Sections 5(c) and 6 hereof, the Agent may, and upon the request of the Required Banks shall, from time to time, after the occurrence and during the continuance of an Event of Default under the Credit Agreement, without notice to the Pledgor, (i) transfer all or any part of the Collateral into the name of the Agent or its nominee or sub-agent, with or without disclosing that such Collateral is subject to the Lien created hereunder, (ii) notify any Person obligated on any of the Collateral to make payment to the Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise.

(b)                                 If at any time the Agent takes any or all of the Permitted Actions (as hereinafter defined) whether such actions are taken before or after any of the Obligations shall be due and payable and without notice to the Pledgor, such actions shall not affect the enforceability of this Agreement. The Agent shall have taken a “Permitted Action” if it shall (to the extent permitted by the Credit Agreement and the other Loan Documents): (i) retain or obtain a Lien upon any property to secure payment and performance of any of the Obligations or any obligation hereunder, (ii) retain, obtain or release the primary or secondary obligation of any Person, in addition to the Pledgor, with respect to one or more of the Obligations, (iii) create, extend or renew for any periods (whether or not longer than the original period) or alter or exchange any of the Obligations, or release or compromise any obligation of any nature of any Person with respect to any of the Obligations, (iv) release or fail to perfect its Lien upon, or impair, surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Obligations or any obligation hereunder, or create, extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any Person with respect to any such property (provided, that the Agent may release all or any

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portion of the Collateral to the Pledgor, and that upon such release, the rights of the Agent under this Agreement shall, to the extent of such Collateral, be deemed terminated), or (v) resort to the Collateral for payment of any of the Obligations whether or not the Agent (1) shall have resorted to any other property securing any of the Obligations or any obligation hereunder or (2) shall have proceeded against any Person primarily or secondarily obligated with respect to any of the Obligations (all of the actions referred to in preceding clauses (1) and (2) being hereby expressly waived by the Pledgor).

(c)           The Agent shall have no right to vote the Pledged Shares or other Collateral or give consents, waivers or ratifications in respect thereof prior to the occurrence and during the continuance of an Event of Default. After the occurrence and during the continuance of an Event of Default, the Pledgor shall have the right to vote any and all of the Pledged Shares and other Collateral and give consents, waivers and ratifications in respect thereof unless and until it receives notice from the Agent that such right has been terminated. The Pledgor agrees to deliver (properly endorsed when required) to the Agent, after the occurrence of and during the continuance of an Event of Default shall have occurred and shall be continuing, promptly upon request of the Agent, such proxies and other documents as may be necessary for the Agent to exercise the voting power with respect to the Pledged Shares and other Collateral then or previously owned by the Pledgor.

SECTION 6   Dividends, etc.

(a)           So long as no Event of Default shall have occurred and shall be continuing:

(i)            Subject to the provisions of the Credit Agreement and notwithstanding the provisions of Section 2(a) of this Agreement, the Pledgor shall be entitled to receive any and all cash dividends and payments on the Collateral which it is otherwise entitled to receive, but any and all Securities and/or liquidating dividends, payments, distributions in property, returns of capital made on or in respect of the Collateral, whether resulting from a subdivision, combination, reclassification or conversion of the outstanding capital stock or other Securities of AEILIC, or received in exchange for the Collateral or any part thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which AEILIC may be a party or otherwise, and any and all cash and other property received in exchange for any Collateral shall be and become part of the Collateral pledged hereunder and, if received by the Pledgor, shall forthwith be delivered to the Agent or its designated nominee (accompanied, if appropriate, by proper instruments of assignment and/or stock powers executed by the Pledgor in accordance with the Agent’s instructions) to be held by the Agent subject to the terms of this Agreement and, until delivery to the Agent, shall be held by the Pledgor separate and apart from its other property in trust for the Agent, for the benefit of the Banks.

(ii)           If the Collateral or any part thereof shall have been registered in the name of the Agent or its sub-agent, the Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such dividend orders and other instruments as the Pledgor may request for the purpose of enabling the Pledgor to receive the dividends or other payments which it is authorized to receive and retain pursuant to Section 6(a)(i) above.

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(b)           Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor pursuant to Section 6(a)(i) hereof shall cease and the Agent shall have the sole and exclusive right and authority to receive and retain the dividends and other payments with respect of the Collateral which the Pledgor would otherwise be authorized to retain. All such dividends, payments, and all other distributions and payments made on or in respect of the Collateral which may at any time and from time to time be held by the Pledgor, shall, until delivery to the Agent, be held by the Pledgor separate and apart from its other property in trust for the Agent. Any and all money and other property paid over to or received by the Agent pursuant to the provisions of this paragraph (b) shall be retained by the Agent as additional Collateral hereunder and be applied in accordance with the provisions hereof.

SECTION 7   Default.

(a)           Upon the occurrence and during the continuance of an Event of Default, the Agent may exercise from time to time any rights and remedies available to it under the Credit Agreement, the Uniform Commercial Code or the other Loan Documents or otherwise available to it, including, without limitation, sale, assignment, or other disposal of the Collateral in exchange for cash or credit. If any notification of intended disposition of any of the Collateral is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed to the Pledgor at least ten (10) days before such disposition as provided in Section 12.5 of the Credit Agreement. Any proceeds of any disposition of Collateral shall be applied as provided in Section 8 hereof. No rights and remedies of the Agent expressed hereunder are intended to be exclusive of any other right or remedy, but every such right or remedy shall be cumulative and shall be in addition to all other rights and remedies herein conferred, or conferred upon the Agent under any other agreement or instrument relating to any of the Obligations or security therefor or now or hereafter existing at law or in equity or by statute. No delay on the part of the Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

(b)(i)       The Pledgor agrees that in any sale of any of the Collateral, the Agent is authorized to comply with any limitation or restriction in connection with such sale as counsel may advise the Agent is necessary in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Agent or any Bank be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

(ii)           Without limiting the rights of the Agent under any other provision of this Agreement, and in addition thereto, the Pledgor agrees that, to the maximum extent permitted by law, after an Event of Default shall have occurred and shall be continuing,

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upon written request from the Agent, the Pledgor shall or shall cause AEILIC to prepare, file and cause to become effective promptly, registration statements complying with the Securities Act of 1933, as amended, for the public sale of such of the Collateral as the Agent may elect, and to take comparable action to permit such sales under the securities laws of such jurisdictions as the Agent may designate. The Pledgor further agrees to cause AEILIC to enter into and perform its obligations under one or more underwriting agreements in connection therewith, containing customary representations, warranties, covenants and indemnities and contribution provisions if requested by the Agent. if such registration statements are filed, the Pledgor agrees to cause AEILIC (A) to keep any such registration statement and related prospectus current and in compliance with applicable federal and state securities laws so long as required to satisfy applicable prospectus delivery requirements and (B) at the request of the Agent at any time after the effective date of any such registration statement, to use reasonable efforts to file post-effective amendments to such registration statement so that the Agent’s sales of Pledged Shares or other Collateral will be covered by a current prospectus and can be made in compliance with all applicable federal and state securities laws.

(iii)          The Pledgor further agrees, after an Event of Default shall have occurred and shall be continuing, and upon written request from the Agent, to (x) deliver, and cause AEILIC to deliver, to the Agent such information as the Agent shall reasonably request for inclusion in any registration statement, prospectus or offering memorandum or in any preliminary prospectus or preliminary offering memorandum or any amendment or supplement to any thereof or in any other writing prepared in connection with the offer, sale or resale of all or any portion of the Pledged Shares or other Collateral, which information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such information not misleading, and (y) do or cause to be done all such other acts and things as may be necessary to make such offer, sale or resale of all or any portion of the Pledged Shares or other Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental agencies or instrumentalities, domestic or foreign, having jurisdiction over any such offer, sale or resale.

Without limiting the foregoing paragraph, if the Agent decides to exercise its right to sell all or any of the Pledged Shares or other Collateral, upon written request, the Pledgor shall furnish or cause to be furnished to the Agent all such information as the Agent may request in order to qualify such Pledged Shares or other Collateral as exempt securities, or the sale or resale of such Pledged Shares or other Collateral as exempt transactions, under federal and state securities laws. The Pledgor agrees to allow, and to cause AEILIC to allow, upon request by the Agent, the Agent and any underwriter access at reasonable times and places to the books, records and premises of AEILIC; the Pledgor further agree~ to assist, and cause AEILIC to assist, the Agent, any underwriter, any agent of any thereof, and any counsel, accountant or other expert for any thereof, an inspection, evaluation, and any other “due diligence” action of or with respect to any such books, records and premises; and the Pledgor further agrees to cause any independent public accountant for AEILIC to furnish a letter to the Agent and the underwriters in customary form and covering matters of the type customarily covered by letters of accountants for issuers to underwriters.

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(iv)          The Pledgor, upon the occurrence and during the continuance of an Event of Default, further agrees that the Agent shall have the right, for and in the name, place and stead of the Pledgor to execute endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral, and may, without demand, presentment or notice of any kind appropriate and apply toward the payment of the Obligations in order of application set forth in Section 8 any balances, credits, deposits, accounts or monies of the Pledgor held by the Agent.

(v)           Without limiting the foregoing paragraph, upon the occurrence and during the continuance of an Event of Default, the Agent may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, (x) sell any or all of the Collateral, free of all rights and claims of the Pledgor therein and thereto at any public or private sale or brokers’ board, and (y) bid for and purchase any or all of the Collateral at any such public sale free from rights of redemption, stay or appraisal of the Pledgor.

(vi)          The Pledgor further agrees to indemnify and hold harmless the Agent and the Banks and each of their respective officers, directors, employees, agents, successors and assigns, and any Person in control of any thereof, from and against any loss, liability, claim, damage and expense, including, without limitation, reasonable attorneys’ fees actually incurred (in this paragraph collectively called the “Indemnified Obligations”), under federal and state securities laws or otherwise insofar as such loss, liability, claim, damage or expense was caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any preliminary prospectus or the prospectus, or was caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or Obligations were caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Agent furnished to the Pledgor in writing by the Agent expressly for use therein, such indemnification to remain operative regardless of any investigation made by or on behalf of the Agent or any successors thereof, or any Person in control of any thereof. In connection with a public sale or other distribution, the Pledgor will provide customary indemnification to any underwriters, their respective successors and assigns, their respective officers and directors and each Person who controls any such underwriter (within the meaning of the Securities Act of 1933, as amended). If and to the extent that the foregoing undertakings in this paragraph may be unenforceable for any reason, the Pledgor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Obligations which is permissible under applicable law. The obligations of the Pledgor under this Section 7(b)(vi) shall survive any termination of this Agreement.

(vii)         The Pledgor and the Agent acknowledge that the commissioners or departments of insurance of various states under all Applicable Insurance Codes, rules and regulations may have to consent to or approve any such sale, transfer or other disposition of the Collateral and the terms and conditions thereof. The Pledgor hereby waives and agrees not to assert against the Agent any claim that any such sale, transfer or other disposition hereunder, or the terms or conditions thereof, were not commercially reasonable because of any provision of any such insurance law, rule or regulation or any matter related thereto.

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SECTION 8   Application of Proceeds.

All of the proceeds from the sale or disposition of any item of the Collateral sold pursuant to the terms of Section 7 hereof and/or, after an Event of Default shall have occurred and shall be continuing, the cash held as Collateral hereunder shall be applied by the Agent as follows:

First: to the payment of all of the reasonable costs and expenses of the Agent actually incurred by retaking, holding, preparing for sale or lease, selling, leasing and the like, including (i) the reasonable costs and expenses actually incurred by the Agent and the reasonable fees, costs and expenses of counsel actually incurred by the Agent (whether or not such costs and expenses are incurred by the Agent on its own behalf or on behalf of the Banks), and (ii) the payment of all reasonable costs and expenses actually incurred by the Agent in connection with the administration and enforcement of this Agreement, to the extent that such advances, costs and expenses shall not have been reimbursed to the Agent;

Second: to the payment in full of the Obligations in such order as is consistent with the Credit Agreement and to the extent not addressed in the Credit Agreement as the Agent may determine from time to time in its sole discretion (such application to be made ratably among the Banks); and

Third: the balance, if any, of such proceeds shall be paid to the Pledgor, its successors and assigns, or as a court of competent jurisdiction may direct.

SECTION 9   Authority of the Agent.

The Agent shall have, and be entitled to exercise, all such powers hereunder (to the extent permitted by the Credit Agreement) as are specifically delegated to the Agent by the terms hereof, together with such powers as are incidental thereto, for the benefit of the Banks. As to matters not expressly provided for by this Pledge Agreement (including, without limitation, enforcement or collection of this Pledge Agreement) the Agent shall not be required to exercise any discretion, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks. The Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the reasonable advice of such counsel concerning all matters pertaining to its duties hereunder. Neither the Agent, the Banks nor any director, officer or employee thereof shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Pledge Agreement or any other Loan Document or other support or security (including the validity, priority or perfection of any Lien), or any other document furnished in connection with any of the foregoing; provided that, notwithstanding the foregoing, the Agent shall comply with Section 4 hereof. The Pledgor agrees to reimburse the Agent, on demand, for all reasonable costs and expenses actually incurred by the Agent in connection with the administration and enforcement of this Agreement (including, without limitation, reasonable costs and expenses actually incurred by any agent employed by the Agent) and agrees to indemnify (which indemnification shall survive any termination of this Agreement) and hold harmless the Agent and the Banks (and any such

33

agent) from and against any and all liability incurred by the Agent or any Bank or any such agent thereof, hereunder or in connection herewith, unless such liability shall be due to gross negligence or willful misconduct on the part of the Agent or any Bank or such agent, as the case may be.

SECTION 10   Termination.

The Pledgor agrees that its pledge hereunder shall (notwithstanding, without limitation, that at any time or from time to time all Obligations may have been paid in full) terminate only when all Obligations (except Obligations which by the terms of the Credit Agreement survive the payment in full of the Loans and the termination of this Agreement) (including, without limitation, any extensions or renewals of any thereof) and all expenses (including, without limitation, reasonable attorneys’ fees and legal expenses) paid or actually incurred by the Agent or the holder or the holders of the Notes in endeavoring to enforce this Agreement, the Credit Agreement and the other Loan Documents to which the Agent is a party or of which it is a beneficiary shall have been finally paid in full and all other obligations of the Pledgor hereunder and thereunder have been fully performed, and all Commitments under the Credit Agreement have been terminated, at which time the Agent shall reassign and redeliver (or cause to be reassigned and redelivered) to the Pledgor, or to such Person or Persons as the Pledgor shall designate, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be without recourse upon, or representation or warranty by, the Agent or any Bank and at the sole cost and expense of the Pledgor.

SECTION 11   Miscellaneous.

(a)           All notices or other communications hereunder shall be given in the manner specified under Section 12.5 of the Credit Agreement, whether or not then in effect.

(b)           This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except the Pledgor shall not be permitted to assign this Agreement nor any interest herein nor in the Collateral, nor any part thereof, nor otherwise pledge, encumber or grant any option with respect to the Collateral, nor any part thereof.

(c)           SUBMISSION TO JURISDICTION: WAIVER OF VENUE. EACH OF THE PLEDGOR AND THE AGENT (A) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MINNESOTA STATE OR FEDERAL COURT SITTING IN HENNEPIN COUNTY OR RAMSEY COUNTY, MINNESOTA OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, AND EACH OF THE PLEDGOR AND THE AGENT “HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MINNESOTA STATE OR FEDERAL COURT, AND (B) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY OF ANY THEREOF, ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN ANY COURT OTHER THAN AS HEREINABOVE SPECIFIED IN THIS SECTION 11(C). EACH OF THE PLEDGOR AND THE AGENT

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HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY ACTION OR PROCEEDING (WHETHER BROUGHT BY THE PLEDGOR, ANY OF ITS SUBSIDIARIES, THE AGENT, ANY BANK OR OTHERWISE) IN ANY COURT HEREINABOVE SPECIFIED IN THIS SECTION 11(c) AS WELL AS ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED, TO ANOTHER COURT ON THE GROUNDS OF FORUM NON CON VENIENS OR OTHERWISE. EACH OF THE PLEDGOR AND THE AGENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d)           At the option of the Agent, this Agreement, or a carbon, photographic or other reproduction of this Agreement or of any Uniform Commercial Code financing statement covering the Collateral or any portion thereof, shall be sufficient as a Uniform Commercial Code financing statement and may be filed as such.

(e)           Subject to Section 12.1 of the Credit Agreement, no amendment to, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent at the request of the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(f)            The section headings in this Agreement are inserted for convenience of reference and shall not be considered a part of this Agreement or used in its interpretation.

(g)           The Pledgor hereby expressly waives: (i) notice of the acceptance by the Agent of this Agreement, (ii) notice of the existence or creation or non-payment of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever (except as otherwise required herein), and (iv) all diligence in collection or protection of or realization upon the Obligations, or any security for or guaranty of any of the foregoing.

(h)           The Agent may, from time to time, without notice to the Pledgor, assign or transfer any or all of the Obligations or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Obligations shall be and remain Obligations for the purposes of this Agreement, and each and every immediate and successive assignee or transferee of any of the Obligations or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Obligations, be entitled to the benefits of this Agreement to the same extent as if such assignee or transferee were the Agent; provided, however, that, unless the Agent shall otherwise consent in writing, the Agent shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Agreement, for the benefit of the Agent, as to those of the Obligations which the Agent has not assigned or transferred.

(i)            The Pledgor agrees that, if at any time all or any part of any payment theretofore applied by the Agent to any of the Obligations is or must be rescinded or returned by the Agent for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any of the Pledgor, AEILIC), such Obligations shall, for the purposes of this Agreement, to the

35

extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent, and the pledge by the Pledgor hereunder shall continue to be effective or be reinstated, as the case may be, as to such Obligations, all as though such application by the Agent had not been made.

(j)            No action of the Agent permitted hereunder shall in any way affect or impair the rights of the Agent and the obligations of the Pledgor under this Agreement. The Pledgor hereby acknowledges that there are no conditions to the effectiveness of this Agreement.

(k)           All obligations of the Pledgor and rights of the Agent or obligation expressed in this Agreement shall be in addition to and not in limitation of those provided in applicable law or in any other written instrument or agreement relating to any of the Obligations.

(l)            GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. ALL OBLIGATIONS OF THE PLEDGOR AND RIGHTS OF THE AGENT SHALL BE IN ADDITION TO AND NOT IN LIMITATION OF THOSE PROVIDED BY APPLICABLE LAW.

(m)          This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, but all such counterparts shall constitute but one and the same Agreement. The Pledgor hereby acknowledges receipt of a true, correct and complete counterpart of this Agreement.

(n)           The Agent acts herein as agent for itself, the Banks and any and all future holders of the Obligations.

(o)           The Agent hereby acknowledges that its exercise of any rights or remedies hereunder shall be subject to any Applicable Insurance Code and agrees to first comply with any Applicable Insurance Code in exercising its rights hereunder.

(p)           WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR AND THE AGENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

36

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Wendy L. Carlson

Title:	CFO & General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Agent

By:	/s/ Ziad W. Amra

Title:	Corporate Banking Officer

37

ATTACHMENT 1

LISTING OF AMERICAN EQUITY’S STOCK PLEDGED

Certificate Number	Number of Shares of Stock	% Ownership

01	2,500,000	100%

LISTING OF AMERICAN EQUITY’S SURPLUS NOTES PLEDGED

Note Number	Face Amount	% Ownership

1	$2,500,000	100%

2	$5,500,000	100%

3	$17,000,000	100%

4	$16,000,000	100%

5	$10,000,000	100%

REVOLVING NOTE

$20,000,000	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), on the Revolving Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be made by the Bank under the Credit Agreement.  All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Revolving Notes and Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Wendy L. Carlson

Title:	CFO & General Counsel

REVOLVING NOTE

$20,000,000	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of LaSALLE NATIONAL BANK (the “Bank”), on the Revolving Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be made by the Bank under the Credit Agreement.  All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Revolving Notes and Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Wendy L. Carlson

Title:	CFO & General Counsel

REVOLVING NOTE

$10,000,000	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of WEST BANK (the “Bank”), on the Revolving Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TEN MILLION DOLLARS ($10,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be made by the Bank under the Credit Agreement.  All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Revolving Notes and Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Wendy L. Carlson

Title:	CFO & General Counsel

TRANCHE B NOTE

$8,500,000	Minneapolis, Minnesota: September 22, 2004

FOR VALUE RECEIVED, the undersigned AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), payable in installments in the amounts and on due dates set forth on Schedule I attached hereto, the principal sum of EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS ($8,500,000).

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

The Tranche B LIBOR Margin for this Note and the indebtedness evidenced hereby is 3.00% per annum.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall., Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.

This Note is one of the Tranche B Notes and the Notes referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 22, 2004 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Wendy L. Carlson

Title:	CFO & General Counsel

Schedule I to
Tranche B Note in the original
principal amount of $8,500,000

Principal of this Note shall be payable in installments of $425,000 each, due on the last day of March, June, September and December of each year, commencing on December 31, 2004, with a final principal payment due on September 30, 2009 equal in principal amount to the outstanding principal balance hereunder on such date, if different from such other installments.